Exhibit 10.1
(Multicurrency—Cross Border)
International Swap Dealers Association. Inc.
MASTER AGREEMENT
dated as of
March 17, 2006

between
J. ARON & COMPANY, a general partnership organized under the laws of the State of New York (“Aron”)	and	CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP, a limited partnership organized under the laws of the State of Indiana (“Counterparty”)
have entered and/or anticipate entering into one or more transactions (each a “Transaction”) that are or will be governed by this Master Agreement, which includes the schedule (the “Schedule”), and the documents and other confirming evidence (each a “Confirmation”) exchanged between the parties confirming those Transactions.
Accordingly, the parties agree as follows:—
1. Interpretation
(a) Definitions. The terms defined in Section 14 and in the Schedule will have the meanings therein specified for the purpose of this Master Agreement.
(b) Inconsistency. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement (including the Schedule), such Confirmation will prevail for the purpose of the relevant Transaction.
(c) Single Agreement. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this “Agreement”), and the parties would not otherwise enter into any Transactions.
2. Obligations
(a) General Conditions.
(i) Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.
(ii) Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.
(iii) Each obligation of each party under Section 2(a)(i) is subject to (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other applicable condition precedent specified in this Agreement.
Copyright ©1992 by International Swap Dealers Association, Inc.

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(b) Change of Account. Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the scheduled date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.
(c) Netting. If on any date amounts would otherwise be payable:—
(i) in the same currency; and
(ii) in respect of the same Transaction,
by each party to the other, then, on such date, each party’s obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.
The parties may elect in respect of two or more Transactions that a net amount will be determined in respect of all amounts payable on the same date in the same currency in respect of such Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or a Confirmation by specifying that subparagraph (ii) above will not apply to the Transactions identified as being subject to the election, together with the starting date (in which case subparagraph (ii) above will not, or will cease to, apply to such Transactions from such date). This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.
(d) Deduction or Withholding for Tax.
(i) Gross-Up. All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party is so required to deduct or withhold, then that party (“X”) will:—
(1) promptly notify the other party (“Y”) of such requirement;
(2) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;
(3) promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and
(4) if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for:—
(A) the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or
(B) the failure of a representation made by Y pursuant to Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.

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(ii) Liability. If:—
(1) X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 2(d)(i)(4);
(2) X does not so deduct or withhold; and
(3) a liability resulting from such Tax is assessed directly against X, then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).
(e) Default Interest; Other Amounts. Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party that defaults in the performance of any payment obligation will, to the extent permitted by law and subject to Section 6(c), be required to pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as such overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment, at the Default Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed. If, prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party defaults in the performance of any obligation required to be settled by delivery, it will compensate the other party on demand if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.
3. Representations
Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement) that:—
(a) Basic Representations.
(i) Status. It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;
(ii) Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorise such execution, delivery and performance;
(iii) No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;
(iv) Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and
(v) Obligations Binding. Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

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(b) Absence of Certain Events. No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.
(c) Absence of Litigation. There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.
(d) Accuracy of Specified Information. All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.
(e) Payer Tax Representation. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.
(f) Payee Tax Representations. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.
4. Agreements
Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party:—
(a) Furnish Specified Information. It will deliver to the other party or, in certain cases under subparagraph (iii) below, to such government or taxing authority as the other party reasonably directs:—
(i) any forms, documents or certificates relating to taxation specified in the Schedule or any Confirmation;
(ii) any other documents specified in the Schedule or any Confirmation; and
(iii) upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification, in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.
(b) Maintain Authorisations. It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.
(c) Comply with Laws. It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.
(d) Tax Agreement. It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.
(e) Payment of Stamp Tax. Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated,

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organised, managed and controlled, or considered to have its seat, or in which a branch or office through which it is acting for the purpose of this Agreement is located (“Stamp Tax Jurisdiction”) and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party’s execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.
5. Events of Default and Termination Events
(a) Events of Default. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes an event of default (an “Event of Default”) with respect to such party:—
(i) Failure to Pay or Deliver. Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) required to be made by it if such failure is not remedied on or before the third Local Business Day after notice of such failure is given to the party;
(ii) Breach of Agreement. Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied on or before the thirtieth day after notice of such failure is given to the party;
(iii) Credit Support Default.
(1) Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;
(2) the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or
(3) the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document;
(iv) Misrepresentation. A representation (other than a representation under Section 3(e) or (f)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;
(v) Default under Specified Transaction. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three Local Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);
(vi) Cross Default. If “Cross Default” is specified in the Schedule as applying to the party, the occurrence or existence of (1) a default, event of default or other similar condition or event (however

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described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) in an aggregate amount of not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments, before it would otherwise have been due and payable or (2) a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than the applicable Threshold Amount under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);
(vii) Bankruptcy. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:—
(1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or
(viii) Merger Without Assumption. The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer:—
(1) the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other party to this Agreement; or
(2) the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.
(b) Termination Events. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes an Illegality if the event is specified in (i) below, a Tax Event if the event is specified in (ii) below or a Tax Event upon Merger if the event is specified in (iii) below, and, if specified to be applicable, a Credit Event

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Upon Merger if the event is specified pursuant to (iv) below or an Additional Termination Event if the event is specified pursuant to (v) below:—
(i) Illegality. Due to the adoption of, or any change in, any applicable law after the date on which a Transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date, it becomes unlawful (other than as a result of a breach by the party of Section 4(b)) for such party (which will be the Affected Party):—
(1) to perform any absolute or contingent obligation to make a payment or delivery or to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or
(2) to perform, or for any Credit Support Provider of such party to perform, any contingent or other obligation which the party (or such Credit Support Provider) has under any Credit Support Document relating to such Transaction;
(ii) Tax Event. Due to (x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Payment Date (1) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or (B));
(iii) Tax Event Upon Merger. The party (the “Burdened Party”) on the next succeeding Scheduled Payment Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Indemnifiable Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets to, another entity (which will be the Affected Party) where such action does not constitute an event described in Section 5(a)(viii);
(iv) Credit Event Upon Merger. If “Credit Event Upon Merger” is specified in the Schedule as applying to the party, such party (“X”), any Credit Support Provider of X or any applicable Specified Entity of X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and such action does not constitute an event described in Section 5(a)(viii) but the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of X, such Credit Support Provider or such Specified Entity, as the case may be, immediately prior to such action (and, in such event, X or its successor or transferee, as appropriate, will be the Affected Party); or
(v) Additional Termination Event. If any “Additional Termination Event” is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties shall be as specified for such Additional Termination Event in the Schedule or such Confirmation).
(c) Event of Default and Illegality. If an event or circumstance which would otherwise constitute or give rise to an Event of Default also constitutes an Illegality, it will be treated as an Illegality and will not constitute an Event of Default.

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6. Early Termination
(a) Right to Terminate Following Event of Default. If at any time an Event of Default with respect to a party (the “Defaulting Party”) has occurred and is then continuing, the other party (the “Non-defaulting Party”) may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, “Automatic Early Termination” is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(l), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).
(b) Right to Terminate Following Termination Event.
(i) Notice. If a Termination Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction and will also give such other information about that Termination Event as the other party may reasonably require.
(ii) Transfer to Avoid Termination Event. If either an Illegality under Section 5(b)(i)(l) or a Tax Event occurs and there is only one Affected Party, or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, excluding immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i) all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.
If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after notice is given under Section 6(b)(i).
Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.
(iii) Two Affected Parties. If an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice thereof is given under Section 6(b)(i) on action to avoid that Termination Event.
(iv) Right to Terminate. If:—
(1) a transfer under Section 6(b)(ii) or an agreement under Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or
(2) an Illegality under Section 5(b)(i)(2), a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party, either party in the case of an Illegality, the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there is more than one Affected Party, or the party which is not the Affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, by not more than 20 days notice to the other party and provided that the relevant Termination Event is then

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continuing, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.
(c) Effect of Designation.
(i) If notice designating an Early Termination Date is given under Section 6(a) or (b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.
(ii) Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 2(e) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount if any, payable in respect of an Early Termination Date shall be determined pursuant to Section 6(e).
(d) Calculations.
(i) Statement. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including all relevant quotations and specifying any amount payable under Section 6(e)) and (2) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation obtained in determining a Market Quotation, the records of the party obtaining such quotation will be conclusive evidence of the existence and accuracy of such quotation.
(ii) Payment Date. An amount calculated as being due in respect of any Early Termination Date under Section 6(e) will be payable on the day that notice of the amount payable is effective (in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default) and on the day which is two Local Business Days after the day on which notice of the amount payable is effective (in the case of an Early Termination Date which is designated as a result of a Termination Event). Such amount will be paid together with (to the extent permitted under applicable law) interest thereon (before as well as after judgment) in the Termination Currency, from (and including) the relevant Early Termination Date to (but excluding) the date such amount is paid, at the Applicable Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.
(e) Payments on Early Termination. If an Early Termination Date occurs. the following provisions shall apply based on the parties’ election in the Schedule of a payment measure, either “Market Quotation” or “Loss”, and a payment method, either the “First Method” or the “Second Method”. If the parties fail to designate a payment measure or payment method in the Schedule, it will be deemed that “Market Quotation” or the “Second Method”, as the case may be, shall apply. The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.
(i) Events of Default. If the Early Termination Date results from an Event of Default:—
(1) First Method and Market Quotation. If the First Method and Market Quotation apply, the Defaulting Party will pay to the Non-defaulting Party the excess, if a positive number, of (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party over (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party.
(2) First Method and Loss. If the First Method and Loss apply, the Defaulting Party will pay to the Non-defaulting Party, if a positive number, the Non-defaulting Party’s Loss in respect of this Agreement.
(3) Second Method and Market Quotation. If the Second Method and Market Quotation apply, an amount will be payable equal to (A) the sum of the Settlement Amount (determined by the

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Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.
(4) Second Method and Loss. If the Second Method and Loss apply, an amount will be payable equal to the Non-defaulting Party’s Loss in respect of this Agreement. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.
(ii) Termination Events. If the Early Termination Date results from a Termination Event:—
(1) One Affected Party. If there is one Affected Party, the amount payable will be determined in accordance with Section 6(e)(i)(3), if Market Quotation applies, or Section 6(e)(i)(4), if Loss applies, except that, in either case, references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and the party which is not the Affected Party, respectively, and, if Loss applies and fewer than all the Transactions are being terminated, Loss shall be calculated in respect of all Terminated Transactions.
(2) Two Affected Parties. If there are two Affected Parties:—
(A) if Market Quotation applies, each party will determine a Settlement Amount in respect of the Terminated Transactions, and an amount will be payable equal to (I) the sum of (a) one-half of the difference between the Settlement Amount of the party with the higher Settlement Amount (“X”) and the Settlement Amount of the party with the lower Settlement Amount (“Y”) and (b) the Termination Currency Equivalent of the Unpaid Amounts owing to X less (II) the Termination Currency Equivalent of the Unpaid Amounts owing to Y; and
(B) if Loss applies, each party will determine its Loss in respect of this Agreement (or, if fewer than all the Transactions are being terminated, in respect of all Terminated Transactions) and an amount will be payable equal to one-half of the difference between the Loss of the party with the higher Loss (“X”) and the Loss of the party with the lower Loss (“Y”).
If the amount payable is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of that amount to Y.
(iii) Adjustment for Bankruptcy. In circumstances where an Early Termination Date occurs because “Automatic Early Termination” applies in respect of a party, the amount determined under this Section 6(e) will be subject to such adjustments as are appropriate and permitted by law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).
(iv) Pre-Estimate. The parties agree that if Market Quotation applies an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks and except as otherwise provided in this Agreement neither party will be entitled to recover any additional damages as a consequence of such losses.

10	ISDA ® 1992

7. Transfer
Subject to Section 6(b)(ii), neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that:—
(a) a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and
(b) a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).
Any purported transfer that is not in compliance with this Section will be void.
8. Contractual Currency
(a) Payment in the Contractual Currency. Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the “Contractual Currency”). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in a reasonable manner and in good faith in converting the currency so tendered into this Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement. If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.
(b) Judgments. To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered (i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which such party is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party. The term “rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.
(c ) Separate Indemnities. To the extent permitted by applicable law, these indemnities constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.
(d) Evidence of Loss. For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

11	ISDA ® 1992

9. Miscellaneous
(a) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.
(b) Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.
(c) Survival of Obligations. Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.
(d) Remedies Cumulative. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.
(e) Counterparts and Confirmations.
(i) This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.
(ii) The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation shall be entered into as soon as practicable and may be executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex or electronic message constitutes a Confirmation.
(f) No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.
(g) Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.
10. Offices; Multibranch Parties
(a) If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to the other party that, notwithstanding the place of booking office or jurisdiction of incorporation or organisation of such party, the obligations of such party are the same as if it had entered into the Transaction through its head or home office. This representation will be deemed to be repeated by such party on each date on which a Transaction is entered into.
(b) Neither party may change the Office through which it makes and receives payments or deliveries for the purpose of a Transaction without the prior written consent of the other party.
(c) If a party is specified as a Multibranch Party in the Schedule, such Multibranch Party may make and receive payments or deliveries under any Transaction through any Office listed in the Schedule, and the Office through which it makes and receives payments or deliveries with respect to a Transaction will be specified in the relevant Confirmation.
11. Expenses
A Defaulting Party will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document

12	ISDA ® 1992

to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.
12. Notices
(a) Effectiveness. Any notice or other communication in respect of this Agreement may be given in any manner set forth below (except that a notice or other communication under Section 5 or 6 may not be given by facsimile transmission or electronic messaging system) to the address or number or in accordance with the electronic messaging system details provided (see the Schedule) and will be deemed effective as indicated:—
(i) if in writing and delivered in person or by courier, on the date it is delivered;
(ii) if sent by telex, on the date the recipient’s answerback is received;
(iii) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);
(iv) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or
(v) if sent by electronic messaging system, on the date that electronic message is received, unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Local Business Day.
(b) Change of Addresses. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system details at which notices or other communications are to be given to it.
13. Governing Law and Jurisdiction
(a) Governing Law. This Agreement will be governed by and construed in accordance with the law specified in the Schedule.
(b) Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement (“Proceedings”), each party irrevocably:—
(i) submits to the jurisdiction of the English courts, if this Agreement is expressed to be governed by English law, or to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, if this Agreement is expressed to be governed by the laws of the State of New York; and
(ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.
Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction (outside, if this Agreement is expressed to be governed by English law, the Contracting States, as defined in Section 1(3) of the Civil Jurisdiction and Judgments Act 1982 or any modification, extension or re-enactment thereof for the time being in force) nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.
(c) Service of Process. Each party irrevocably appoints the Process Agent (if any) specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings. If for any

13	ISDA ® 1992

reason any party’s Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 12. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.
(d) Waiver of Immunities. Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.
14. Definitions
As used in this Agreement:—
“Additional Termination Event” has the meaning specified in Section 5(b).
“Affected Party” has the meaning specified in Section 5(b).
“Affected Transactions” means (a) with respect to any Termination Event consisting of an Illegality, Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event and (b) with respect to any other Termination Event, all Transactions.
“Affiliate” means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.
“Applicable Rate” means:—
(a) in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;
(b) in respect of an obligation to pay an amount under Section 6(e) of either party from and after the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable, the Default Rate;
(c) in respect of all other obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate; and
(d) in all other cases, the Termination Rate.
“Burdened Party” has the meaning specified in Section 5(b).
“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs on or after the date on which the relevant Transaction is entered into.
“consent” includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent.
“Credit Event Upon Merger” has the meaning specified in Section 5(b).
“Credit Support Document” means any agreement or instrument that is specified as such in this Agreement.
“Credit Support Provider” has the meaning specified in the Schedule.
“Default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1% per annum.

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“Defaulting Party” has the meaning specified in Section 6(a).
“Early Termination Date” means the date determined in accordance with Section 6(a) or 6(b)(iv).
“Event of Default” has the meaning specified in Section 5(a) and, if applicable, in the Schedule.
“Illegality” has the meaning specified in Section 5(b).
“Indemnifiable Tax” means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).
“law” includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority) and “lawful” and “unlawful” will be construed accordingly.
“Local Business Day” means, subject to the Schedule, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) (a) in relation to any obligation under Section 2(a)(i), in the place(s) specified in the relevant Confirmation or, if not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) in relation to any other payment, in the place where the relevant account is located and, if different, in the principal financial centre, if any, of the currency of such payment, (c) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), in the city specified in the address for notice provided by the recipient and, in the case of a notice contemplated by Section 2(b), in the place where the relevant new account is to be located and (d) in relation to Section 5(a)(v)(2), in the relevant locations for performance with respect to such Specified Transaction.
“Loss” means, with respect to this Agreement or one or more Terminated Transactions, as the case may be, and a party, the Termination Currency Equivalent of an amount that party reasonably determines in good faith to be its total losses and costs (or gain, in which case expressed as a negative number) in connection with this Agreement or that Terminated Transaction or group of Terminated Transactions, as the case may be, including any loss of bargain, cost of funding or, at the election of such party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position (or any gain resulting from any of them). Loss includes losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant Early Termination Date and not made, except, so as to avoid duplication, if Section 6(e)(i)(1) or (3) or 6(e)(ii)(2)(A) applies. Loss does not include a party’s legal fees and out-of-pocket expenses referred to under Section 11. A party will determine its Loss as of the relevant Early Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. A party may (but need not) determine its Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.
“Market Quotation” means, with respect to one or more Terminated Transactions and a party making the determination, an amount determined on the basis of quotations from Reference Market-makers. Each quotation will be for an amount, if any, that would be paid to such party (expressed as a negative number) or by such party (expressed as a positive number) in consideration of an agreement between such party (taking into account any existing Credit Support Document with respect to the obligations of such party) and the quoting Reference Market-maker to enter into a transaction (the “Replacement Transaction”) that would have the effect of preserving for such party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have

15	ISDA ® 1992

been required after that date. For this purpose, Unpaid Amounts in respect of the Terminated Transaction or group of Terminated Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included. The Replacement Transaction would be subject to such documentation as such party and the Reference Market-maker may, in good faith, agree. The party making the determination (or its agent) will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable after the relevant Early Termination Date. The day and time as of which those quotations are to be obtained will be selected in good faith by the party obliged to make a determination under Section 6(e), and, if each party is so obliged, after consultation with the other. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, it will be deemed that the Market Quotation in respect of such Terminated Transaction or group of Terminated Transactions cannot be determined.
“Non-default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the Non-defaulting Party (as certified by it) if it were to fund the relevant amount.
“Non-defaulting Party” has the meaning specified in Section 6(a).
“Office” means a branch or office of a party, which may be such party’s head or home office.
“Potential Event of Default” means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
“Reference Market-makers” means four leading dealers in the relevant market selected by the party determining a Market Quotation in good faith (a) from among dealers of the highest credit standing which satisfy all the criteria that such party applies generally at the time in deciding whether to offer or to make an extension of credit and (b) to the extent practicable, from among such dealers having an office in the same city.
“Relevant Jurisdiction” means, with respect to a party, the jurisdictions (a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) in relation to any payment, from or through which such payment is made.
“Scheduled Payment Date” means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.
“Set-off” means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the payer of an amount under Section 6 is entitled or subject (whether arising under this Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer.
“Settlement Amount” means, with respect to a party and any Early Termination Date, the sum of:—
(a) the Termination Currency Equivalent of the Market Quotations (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation is determined; and
(b) such party’s Loss (whether positive or negative and without reference to any Unpaid Amounts) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation cannot be determined or would not (in the reasonable belief of the party making the determination) produce a commercially reasonable result.
“Specified Entity” has the meaning specified in the Schedule.

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“Specified Indebtedness” means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.
“Specified Transaction” means, subject to the Schedule, (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.
“Stamp Tax” means any stamp, registration, documentation or similar tax.
“Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.
“Tax Event” has the meaning specified in Section 5(b).
“Tax Event Upon Merger” has the meaning specified in Section 5(b).
“Terminated Transactions” means with respect to any Early Termination Date (a) if resulting from a Termination Event, all Affected Transactions and (b) if resulting from an Event of Default, all Transactions (in either case) in effect immediately before the effectiveness of the notice designating that Early Termination Date (or, if “Automatic Early Termination” applies, immediately before that Early Termination Date).
“Termination Currency” has the meaning specified in the Schedule.
“Termination Currency Equivalent” means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the “Other Currency”), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Market Quotation or Loss (as the case may be), is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties.
“Termination Event” means an Illegality, a Tax Event or a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.
“Termination Rate” means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.
“Unpaid Amounts” owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii)) to such party under Section 2(a)(i) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date and (b) in respect of each Terminated Transaction, for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market

17	ISDA ® 1992

value of that which was (or would have been) required to be delivered as of the originally scheduled date for delivery, in each case together with (to the extent permitted under applicable law) interest, in the currency of such amounts, from (and including) the date such amounts or obligations were or would have been required to have been paid or performed to (but excluding) such Early Termination Date, at the Applicable Rate. Such amounts of interest will be calculated on the basis of daily compounding and the actual number of days elapsed. The fair market value of any obligation referred to in clause (b) above shall be reasonably determined by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it shall be the average of the Termination Currency Equivalents of the fair market values reasonably determined by both parties.
IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

J. ARON & COMPANY		CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP

By:	/s/ Colleen Foster	By:	R. Patrick Murray, II

	Name: Colleen Foster		Name: R. Patrick Murray, II
	Title: Managing Director		Title: Vice President and Chief Financial Officer
	Date: March 17, 2006		Date: March 17, 2006

18	ISDA ® 1992

SCHEDULE
to the
ISDA MASTER AGREEMENT
dated as of
March 17, 2006
between
J. ARON & COMPANY,
a general partnership organized under the laws of the State of New York
(“Aron”),
And
CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP,
(“Counterparty”).
Part 1. Termination Provisions
(a)	“Specified Entity”
(i)	means, in relation to Aron, Goldman, Sachs & Co., Goldman Sachs Capital Markets, L.P., Goldman Sachs International, Goldman Sachs (Japan) Ltd., Goldman Sachs International Bank, Goldman Sachs (Asia) Finance, Goldman Sachs Financial Markets, L.P., Goldman Sachs Paris Inc. et Cie, Goldman Sachs Mitsui Marine Derivative Products, L.P., Goldman, Sachs & Co. oHG, J. Aron & Company (Singapore) Pte., and J. Aron & Company (U.K.) for the purpose of Section 5(a)(v), and shall not apply for purposes of Sections 5(a)(vi), 5(a)(vii) and 5(b)(iv); and

(ii)	means, in relation to Counterparty, for the purpose of Sections 5(a)(v), 5(a)(vi), 5(a)(vii) and 5(b)(iv),each of the Domestic Entities. For purposes hereof, the “Domestic Entities” means (i) Calumet Specialty Products Partners, L.P., (ii) Calumet LP GP, LLC, (iii) Calumet Operating, LLC and (iv) each Subsidiary of Counterparty organized under the laws of any political subdivision of the United States. For purposes of the foregoing, “Subsidiary” of a person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of capital stock having ordinary voting power for the election of directors or other governing body (other than capital stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such person.
(b)	The Parties agree to add new clauses (g), (h) and (i) to Section 3 as follows, with respect to Counterparty only:
“(g)	Each representation set forth in Section 6.08 of the PP&E Credit Agreement and Section 9.1.8 of the ABL Credit Agreement is accurate and true in all respects.

(h)	There is no event, condition or circumstance which exists, or with the passage of time, could reasonably be expected to have a Material Adverse Effect.”

(i)	As of the Effective Date, and at all times from the Effective Date until the Scheduled Maturity Date, the outstanding amount of funded Indebtedness under the PP&E Credit Agreement is less than U.S. $75,000,000.
(c)	“Specified Transaction”. The term “Specified Transaction” in Section 14 of the Agreement is amended in its entirety as follows:

“Specified Transaction” means, subject to the Schedule, (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, commodity spot transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, weather swap, weather derivative, weather option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) that is currently, or in the future becomes, recurrently entered into the financial markets (including terms and conditions incorporated by reference in such agreement) and that is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, or economic indices or measures of economic risk or value, (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this agreement or the relevant confirmation.”

(c)	The “Cross Default” provisions of Section 5(a)(vi) will apply to Aron and will apply to Counterparty, provided that (i) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi); and (ii) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”

“Specified Indebtedness” will have the meaning specified in Section 14 of the Agreement. For the purpose of Section 5(a)(vi)(1), any reference to Specified Indebtedness becoming, or being declared, due and payable, shall in the case of Specified Indebtedness which is a Hedging Transaction, be deemed to be a reference to Specified Indebtedness being terminated by the other party to such Hedging Transaction. For purposes of determining whether the aggregate amount of a Specified Indebtedness exceeds the applicable Threshold Amount with respect to a Hedging Transaction for which a default, event of default or other similar condition or event (however described) has occurred, the amount owing by the defaulting party (“X”) in respect of such Hedging Transaction shall be its mark-to-market value, reasonably determined by the other party to this Agreement as of the date on which such determination is being made, provided that the amount owing by X in respect of such Hedging Transaction shall equal the Netted Close-out Amount (as defined below) if such Hedging Transaction is governed by a master agreement.

“Hedging Transaction” means any Specified Transaction except that, for this purpose only and with respect to Counterparty only, the words “and any other entity” shall be substituted for the words “and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party)” where they appear in the definition of Specified Transaction.

“Netted Close-out Amount” means any amount payable or capable at such time of being declared due and payable by X in respect of an Early Termination Date under any ISDA Master Agreement or any other similar final netted amount payable by X under any applicable master agreement.

“Threshold Amount” means in relation to Aron, U.S. $50,000,000 (or its equivalent in another currency) and in relation to Counterparty, U.S. $5,000,000 (or its equivalent in another currency).

(d)	The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will apply to Aron and will apply to Counterparty provided, however, that “Credit Event Upon Merger” shall not have its meaning as defined in Section 5(b)(iv), but shall mean, that (i) such Party (“X”), any Credit Support Provider of X or any applicable Specified Entity of X consolidates or amalgamates with, or merges into, or transfers all or substantially all its assets to, another entity (“Y”) or Y merges into X, any Credit Support Provider of X or any applicable Specified Entity of X, (ii) such action does not constitute an event described in Section 5(a)(viii), and (iii) (A) Standard and Poor’s Ratings Group, a division of The McGraw-Hill Companies Inc. or any successor organization (“S&P”) or Moody’s Investors Service, Inc. or any successor organization (“Moody’s”) rates the creditworthiness of the resulting, surviving or transferee entity immediately after such action below investment grade (investment grade being at least BBB- for S&P and Baa3 for Moody’s), or (B) neither S&P nor Moody’s rates the creditworthiness of the resulting, surviving or transferee entity immediately after such action. For the purpose of the forgoing Termination Event, the Affected Party will be either Party X or Party Y, as the case may be.

(e)	The “Automatic Early Termination” provision of Section 6(a) will not apply to Aron and will not apply to Counterparty.

(f)	Payments on Early Termination. For the purpose of Section 6(e):
(i)	Close-Out Amount will apply.

(ii)	The Second Method will apply.
(g)	“Termination Currency” means United States Dollars.

(h)	The parties agree to amend the following subsections of Section 5(a) as follows:
(i)	clause (i): in the third line of this clause, delete the word “third” and insert the word “first;”

(ii)	clause (ii): in the fifth line of this clause, delete the word “thirtieth” and insert the word “fifth;” and

(iii)	clause (vii)(4): delete, following the word “liquidation” in line 9, the clause beginning with “and, in the case of” and ending with the word “thereof” in line 13; and in Clause (vii)(7): delete, following the word “assets” in line 19, the clause beginning with “and such secured party” and ending with the word “thereafter” in line 21, to eliminate the 30-day grace period.

(iv)	The parties also agree to add a new clause (ix) as follows:
(ix)	Adequate Assurance. A party (“X”) fails to provide adequate assurance of its ability to perform all of its outstanding obligations hereunder to the other party (“Y”) on or before 48 hours after a request for such assurance is made by Y when Y has reasonable grounds for insecurity
(i)	Additional Events of Default with respect to Counterparty. Section 5(a) is hereby amended by including the following as clauses (x), (xi), (xii), (xiii), (xiv) and (xv) and the occurrence of one or more of the events or circumstances set forth in such clause (x), (xi), (xii), (xiii), (xiv) or (xv) shall constitute additional Events of Default to which Counterparty shall be the sole Defaulting Party:
“(x)	Each of the Events of Default (as such term is defined in the PP&E Credit Agreement) (together with the relevant provisions of any other Section or Sections to which such Events of Default refer, including definitions) of the PP&E Credit Agreement is hereby incorporated herein by this reference and made a part of this Agreement to the same extent as if the PP&E Credit Agreement were set forth in full herein, provided that any reference in such Events of Default to the “Lenders”, “Required Lenders” or the “Administrative Agent” shall be deemed to be a reference to Aron. The occurrence at any time of any such Event of Default under the PP&E Credit Agreement will constitute an Event of Default with respect to Counterparty for the purposes of Section 5(a) of the Agreement. Except with respect to (i) an Event of Default under Section 9.01(b) of the PP&E Credit Agreement due to failure of a Loan Party (as defined in the PP&E Credit Agreement) to perform or observe any term, covenant or agreement contained in Sections 8.01 (Liens) and 8.05 (Dispositions) of the PP&E Credit Agreement and (ii) an Event of Default under Section 9.01(c) of the PP&E Credit Agreement due to failure of a Loan Party to perform or observe Section 7.07 (Maintenance of Insurance) of the PP&E Credit Agreement, if the Required Lenders, or the Lenders, as appropriate, amend, waive, suspend, supplement or modify any such Event of Default, such Event of Default shall be deemed amended, waived, suspended, supplemented or modified hereunder without need for any act by Aron. If the Required Lenders, or the Lenders, as appropriate, amend, waive, suspend or modify any covenant contained in the PP&E Credit Agreement (other than Section 7.07 (Maintenance of Insurance), Section 8.01 (Liens) and Section 8.05 (Dispositions) of the PP&E Credit Agreement), then such covenant shall be deemed so amended, waived, suspended, supplemented or modified hereunder without need for any act by Aron. For the avoidance of doubt, if the Required Lenders, or the Lenders, as appropriate, amend, waive, suspend, supplement or modify Section 7.07 (Maintenance of Insurance), Section 8.01 (Liens) or Section 8.05 (Dispositions) of the PP&E Credit Agreement, such covenant will be deemed to be incorporated herein as it existed immediately prior to such amendment, waiver, suspension, supplement or modification. If for any reason such PP&E Credit Agreement should for any reason terminate, such Events of Default will be incorporated herein as they existed immediately prior to such event;

(xi)	Failure by Counterparty to deliver the Mandatory Additional Collateral as and when required under Part 7(j)(a);

(xii)	Counterparty’s breach of the Volume Limitations and such breach is not remedied (whether by unwinding or liquidating one or more Covered Transactions or otherwise) within two (2) Local Business Days;

(xiii)	Failure by Counterparty to comply with any of the other covenants or agreements set forth in Part 7; and

(xiv)	The occurrence of an Involuntary Disposition Prepayment Event in excess of US$50,000,000,000.
(j)	Additional Termination Event will apply. It will constitute an Additional Termination Event hereunder upon the occurrence of any of the following events:
(i)	Concurrent with the Effective Date, the failure of the Counterparty to provide the Aron Letter of Credit;

(ii)	The occurrence of a Letter of Credit Default;

(iii)	Any of the following occurs with respect to Counterparty’s obligations to Aron under this Agreement:
(A)	such obligations cease to be secured by a first priority lien on the PP&E Collateral and a second priority lien on the ABL Collateral pursuant to the Collateral Documents and the Intercreditor Agreement;

(B)	such obligations cease to be equally and ratably secured and rank at least pari passu with Counterparty’s obligations to the holders of the Secured Obligations holding a first priority security interest in the PP&E Collateral;

(C)	such obligations cease to be guaranteed pursuant to the Guaranty at any time for any reason.
(iv)	The PP&E Credit Agreement is refinanced or replaced by another credit facility or amended and/or amended and restated to increase the funded Indebtedness (from such amount as of the Effective Date) or Commitments or to add borrowing tranches (whether pursuant to Section 11.01(b)(ii) of the PP&E Credit Agreement or otherwise); provided, however, that such event shall not constitute an Additional Termination Event in the following circumstances: (i) if the terms of such replacement credit facility amendment or amendment and restatement regarding hedge security and collateral are identical to or, with respect to Aron, better than the terms, including without limitation the then outstanding loan balances and amounts of other obligations, of such replaced credit facility (as determined by Aron in its reasonable discretion) or (ii) if the terms of such replacement credit facility amendment or amendment and restatement regarding hedge security and collateral are, with respect to Aron, worse than the terms of such replaced credit facility (as determined by Aron), so long as such terms are acceptable to Aron in its sole discretion.
          For the purpose of each of the foregoing Termination Events, Counterparty shall be the sole Affected Party.
(k)	Early Termination. Notwithstanding anything to the contrary in Section 6(a) or Section 6(b), the parties agree that, except with respect to Transactions (if any) that are subject to Automatic Early Termination under Section 6(a), the Non-defaulting Party or the party that is not the Affected Party (in a case where a Termination Event under Section 5(b)(iv), or an Additional Termination Event for which there is a single Affected Party, has occurred) is not required to terminate the Transactions on a single day, but rather may terminate the Transactions over a commercially reasonable period of time (not to exceed ten days) (the “Early Termination Period”). The last day of the Early Termination Period shall be the Early Termination Date for purposes of Section 6; provided, however, that interest shall accrue on the Transactions terminated during the Early Termination Period prior to the Early Termination Date at the Non-default Rate.
Part 2. Tax Representations
(a)	Payer Tax Representations. For the purposes of Section 3(e), Aron and Counterparty make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii), or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)	Payee Tax Representations. For the purposes of Section 3(f), Counterparty makes the following representations:
(i)	It is not acting as an agent or intermediary for any foreign person with respect to the payments received or to be received by it in connection with this Agreement.

(ii)	It is a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

Part 3. Agreement to Deliver Documents
(a)	For the purpose of Section 4(a), Tax forms, documents, or certificates to be delivered are: Tax forms, documents, or certificates to be delivered are:

Party required to
deliver document	Forms/Documents/Certificates	Date by which to be delivered
Aron and Counterparty	United States Internal Revenue Service Form W-9, or any successor form.	(i) On a date which is before the first Scheduled Payment Date under this Agreement, (ii) promptly upon reasonable demand by the other party, and (iii) promptly upon learning that any such form previously provided by the other party has become obsolete, incorrect, or ineffective.
(b)	Other documents to be delivered are:

Covered by
Party required		Date by which to be	Section 3(d)
to deliver	Form/Document/Certificate	delivered	Representation
Aron and Counterparty	Evidence of authority of signatories	Upon or promptly following execution of this Agreement	Yes

Counterparty	Any Credit Support Document specified in Part 4(f) herein	Upon execution of this Agreement and from time to time thereafter as required under Part 7 below	No

Aron	Any Credit Support Document specified in Part 4(f) herein	Promptly after execution of this Agreement	No

Counterparty	A copy of the resolution of each Credit Support Provider’s board of directors (or other managers of such entity) approving the entering into of the applicable Credit Support Document and a copy of each Credit Support Provider’s constituent documents, each certified by an appropriately authorized officer of the Credit Support Provider to the	Upon execution of this Agreement and with respect to Counterparty only, from time to time thereafter as required under Part 7 below	Yes

Covered by
Party required		Date by which to be	Section 3(d)
to deliver	Form/Document/Certificate	delivered	Representation
effect that such documents are up to date and in full force and effect and that Aron or Counterparty, as applicable may continue to rely thereon.

Aron and Counterparty	Most recent annual audited and quarterly financial statements of the party or, with respect to Aron, its Credit Support Provider	Promptly following reasonable demand by the other party	Yes

Counterparty	Such documents, reports and certificates as the Counterparty shall be required to provide to the Administrative Agent under the PP&E Credit Agreement and the Agent under the ABL Credit Agreement	At such times such documents, reports or certificates, as the case may be, are required to be delivered by the Counterparty under the PP&E Credit Agreement and the ABL Credit Agreement	Yes

Counterparty	Each other document required under Part 7 below	From time to time as required under Part 7 below	Yes, unless otherwise expressly stated in Part 7 below

Counterparty	Certified resolutions of its board of directors or other governing body	Upon execution of this Agreement	Yes
Aron and Counterparty agree that at such time as (i) Aron is granted access to the Intralinks workspace on which the lenders under the PP&E Credit Agreement obtain documents and other notices, and (ii) the form, document or certificate required above is added to such Intralinks workspace, then such form, document or certificate shall be deemed delivered to Aron.
Part 4. Miscellaneous
(a)	Addresses for Notices. For the purpose of Section 12(a):
(i)	Address for notices or communications to Aron:

Address:	J. Aron & Company
85 Broad Street
New York, New York 10004

Attention:	Energy Operations

Telephone:	(212) 357-0326

Facsimile:	(212) 493-9849
(ii)	Address for notices or communications to Counterparty:

Address:	2780 Waterfront Pkwy. E. Dr., Suite 200 Indianapolis, IN 46214

Attention:	R. Patrick Murray, II

Telephone:	317-328-5660

Facsimile:	317-328-5676
(b)	Process Agent. For the purpose of Section 13(c):

Aron appoints as its Process Agent, not applicable.

Counterparty appoints as its Process Agent: in the Borough of Manhattan, City, County and State of New York:

C. T. Corporation System
111 Eighth Avenue
13th Floor
New York, New York 10011
(c)	Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)	Multibranch Party. For the purpose of Section 10(c): Aron is not a Multibranch Party. Counterparty is not a Multibranch Party.

(e)	Calculation Agent. The Calculation Agent is Aron.

(f)	Credit Support Document. Any guaranty or other form of credit support provided on behalf of Counterparty at any time shall constitute a Credit Support Document with respect to the obligations of Counterparty. Details of any other Credit Support Document, each of which is incorporated by reference in, and made part of, this Agreement and each Confirmation (unless provided otherwise in a Confirmation) as if set forth in full in this Agreement or such Confirmation:
(i)	Guaranty by The Goldman Sachs Group, Inc. (“Goldman Group”), dated as of March 17, 2006 in favor of Counterparty as beneficiary thereof shall constitute a Credit Support Document with respect to the obligations of Aron.

(ii)	The Collateral Documents and the Security Documents shall constitute Credit Support Documents with respect to the obligations of Counterparty.

(iii)	The Intercreditor Agreement shall constitute a Credit Support Document with respect to the obligations of Counterparty.

(iv)	The Aron Letter of Credit shall constitute a Credit Support Document with respect to the obligations of Counterparty.
(g)	Credit Support Provider.

Credit Support Provider means in relation to Aron, Goldman Group.

Credit Support Provider means in relation to Counterparty, the Guarantors and any party that at any time provides a guaranty or other form of credit support on behalf of Counterparty.

(h)	Governing Law. Section 13(a) is hereby replaced with the following:
(a)	Governing Law. This Agreement and each Transaction entered into hereunder will be governed by, and construed and enforced in accordance with, the law of the State of New York without reference to its choice of law doctrine.
(i)	Jurisdiction. Section 13(b) is hereby amended by:
(i)	deleting in the second line of subparagraph (i) thereof the word “non-”; and

(ii)	deleting the final paragraph thereof.
(j)	Netting of Payments. Subparagraph (ii) of Section 2(c) will not apply to Transactions. Notwithstanding anything to the contrary in Section 2(c), unless otherwise expressly agreed by the parties, the netting provided for in Section 2(c) will not apply separately to any pairings of branches or Offices through which the parties make and receive payments or deliveries.
Part 5. Other Provisions
(a)	Accuracy of Specified Information. Section 3(d) is hereby amended by adding in the third line thereof after the word “respect” and before the period, the phrase “or, in the case of audited or unaudited financial statements, a fair presentation of the financial condition of the relevant person.”

(b)	Scope of Agreement. Any transaction outstanding between the parties at the date this Agreement comes into force or entered into by the parties at or after the date this Agreement comes into force that is: (1) an FX Transaction or a Currency Option Transaction as defined in the 1998 FX and Currency Option Definitions (the “FX Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), the Emerging Markets Traders Association, and the Foreign Exchange Committee, unless otherwise specified in the relevant confirmation, and (2) a transaction between the parties of the type set forth in the definition of “Specified Transaction” herein unless otherwise specified in the relevant confirmation relating to such Specified Transaction or unless otherwise agreed by the parties, will constitute a “Transaction” for the purposes of this Agreement. Transactions of the type set forth in (1) above will be deemed to incorporate the FX Definitions.

(c)	Additional Representations. The parties agree to amend Section 3 by adding new Sections 3(g), (h), (i), and (j) as follows:
(g)	Eligible Contract Participant. It is an “eligible contract participant” as defined in the U.S. Commodity Exchange Act.

(h)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(i)	Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(j)	Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.
(d)	Transfer. The following amendments are hereby made to Section 7:
(i)	In the third line, insert the words “which consent will not be arbitrarily withheld or delayed,” immediately before the word “except”; and

(ii)	in clause (a), insert the words “or reorganization, incorporation, reincorporation, or reconstitution into or as,” immediately before the word “another.”
(e)	Consent to Recording. Each party consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties, with or without the use of a warning tone, and their Affiliates in connection with this Agreement or any potential Transaction.

(f)	Definitions. The following amendments are hereby made to Section 14:
(i)	For purposes of (a) the Exposure Fee and (b) amounts owed to Aron by Counterparty under Section 6 of the Agreement and Part 7(f) of the Agreement, as applicable, upon an Early Termination Date as a result of the occurrence of (i) an event listed in Part 1(i) (Additional Events of Default with respect to Counterparty), (ii) an event listed in Part 1(j) (Additional Termination Events) or (iii) any other Event of Default for which Counterparty is the sole Defaulting Party (each of (i), (ii) and (iii), subject to any applicable cure periods, referred to herein as a “Trigger Event”), the definition of “Default Rate” in Section 14 is hereby amended by deleting it in its entirety and replacing it with the following:

“Default Rate” means (i) from the date of the Trigger Event until the date which is one (1) month after such Trigger Event, the Initial Default Rate and (ii) from the date beginning one (1) month after such Trigger Event until payment of any amount calculated to be due by Counterparty to Aron under Section 6 of the Agreement upon an Early Termination Date as resulting from a Trigger Event, the Modified Default Rate; provided, that each of the Initial Default Rate and the Modified Default Rate shall be subject to the Default Rate Cap, and provided further, that the Default Rate shall be no longer apply immediately upon the date that a Trigger Event is no longer in effect or is otherwise cured, until such time as a Trigger Event occurs subsequently.

For purposes of the foregoing, the following terms shall have the following meanings,

“Default Rate Cap” means twenty-five percent (25%) of any amount calculated to be due by Counterparty to Aron under Section 6 of the Agreement as a result of a Trigger Event.

“Initial Default Rate” means a monthly rate equal to LIBOR plus 8%.

“LIBOR” means the rate (expressed as a percentage per annum) for overnight deposits in Dollars that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the relevant date. If Telerate Page 3750 does not include such a rate or is unavailable on the relevant date, then Aron shall advise Counterparty of the London Interbank Offered Rate for overnight deposits on the relevant date

“Modified Default Rate” means a rate equal to the Initial Default Rate, escalated monthly by 2%.

(ii)	The definition of “Termination Currency Equivalent” in Section 14 is hereby amended by deleting in its entirety the text after the first three lines thereof and replacing it with the following:

“by the party making the relevant determination in any commercially reasonable manner as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant amount determined in accordance with Section 6(e) is determined as of a later date, that later date, for value on the date the payment or settlement payment is due.”

(iii)	“Close-out Amount” means, with respect to each Terminated Transaction or each group of Terminated Transactions and a Determining Party, the amount of the losses or costs of the Determining Party that are or would be incurred under then prevailing circumstances (expressed as a negative number) in replacing, or in providing for the Determining Party the economic equivalent of, (a) the material terms of that Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date (assuming satisfaction of the conditions precedent in Section 2(a)(iii)) and (b) the option rights of the parties in respect of that Terminated Transaction or group of Terminated Transactions.

Any Close-out Amount will be determined by the Determining Party (or its agent), which will act in good faith and use commercially reasonable procedures in order to produce a commercially reasonable result. The Determining Party may determine a Close-out Amount for any group of Terminated Transactions or any individual Terminated Transaction but, in the aggregate, for not less than all Terminated Transactions. Each Close-out Amount will be determined as of the Early Termination Date or, if that would not be commercially reasonable, as of the date or dates following the Early Termination Date as would be commercially reasonable.

Unpaid Amounts in respect of a Terminated Transaction or group of Terminated Transactions and legal fees and out-of-pocket expenses referred to in Section 11 are to be excluded in all determinations of Close-out Amounts.

In determining a Close-out Amount, the Determining Party may consider any relevant information, including, without limitation, one or more of the following types of information:-
(i) quotations (either firm or indicative) for replacement transactions supplied by one or more third parties that may take into account the creditworthiness of the Determining Party at the time the quotation is provided and the terms of any relevant documentation, including credit support documentation, between the Determining Party and the third party providing the quotation;
(ii) information consisting of relevant market data in the relevant market supplied by one or more third parties including, without limitation, relevant rates, prices, yields, yield curves, volatilities, spreads, correlations or other relevant market data in the relevant market; or
(iii) information of the types described in clause (i) or (ii) above from internal sources (including any of the Determining Party’s Affiliates) if that information is of the same type used by the Determining Party in the regular course of its business for the valuation of similar transactions.
The Determining Party will consider, taking into account the standards and procedures described in this definition, quotations pursuant to clause (i) above or relevant market data pursuant to clause (ii) above unless the Determining Party reasonably believes in good faith that such quotations or relevant market data are not readily available or would produce a result that would not satisfy those standards. When considering information described in clause (i), (ii) or (iii) above, the Determining Party may include costs of funding, to the extent costs of funding are not and would not be a component of the other information being utilized. Third parties supplying quotations pursuant to clause (i) above or market data pursuant to clause (ii) above may include, without limitation, dealers in the relevant markets, end-users of the relevant product, information vendors, brokers and other sources of market information.

Without duplication of amounts calculated based information described in clause (i), (ii) or (iii) above, or other relevant information, and when it is commercially reasonable to do so, the Determining Party may in addition consider in calculating a Close-out Amount any loss or cost incurred in connection with its terminating, liquidating or re-establishing any hedge related to a Terminated Transaction or group of Terminated Transactions (or any gain resulting from any of them).

Commercially reasonable procedures used in determining a Close-out Amount may include the following:-

(1) application to relevant market data from third parties pursuant to clause (ii) above or information from internal sources pursuant to clause (iii) above of pricing or other valuation models that are, at the time of the determination of the Close-out Amount, used by the Determining Party in the regular course of its business in pricing or valuing transactions between the Determining Party and unrelated third parties that are similar to the Terminated Transaction or group of Terminated Transactions; and
(2) application of different valuation methods to Terminated Transactions or groups of Terminated Transactions depending on the type, complexity, size or number of the Terminated Transactions or group of Terminated Transactions.
(g)	Set-off. The parties agree to amend Section 6 by adding a new Section 6(f) as follows:
“(f) Upon the occurrence of an Event of Default or Termination Event under Section 5(b)(iv) with respect to a party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any matured payment obligation of X owed to Y (or any Affiliate of Y) (whether or not arising under this Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) owed to X (whether or not arising under this Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this Section 6(f). X will give notice to the other party of any setoff effected under this Section 6(f).
Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”

(h)	Definitions. This Agreement, each Confirmation and each Transaction is subject to the 1993 ISDA Commodity Derivatives Definitions as supplemented by the 2000 Supplement to the 1993 ISDA Commodity Derivatives Definitions, as published by ISDA (together, the “Definitions”), and will be governed in all respects by the Definitions (except that references to “Swap Transactions” in the Definitions will be deemed to be references to “Transactions”). The Definitions are incorporated by reference in, and made part of, this Agreement and each Confirmation as if set forth in full in this Agreement and such Confirmations. In the event of any inconsistency between the provisions of this Agreement and the Definitions, this Agreement will prevail. Subject to Section 1(b), in the event of any inconsistency between the provisions of any Confirmation, this Agreement, and the Definitions, such Confirmation will prevail for the purpose of the relevant Transaction.

(i)	Waiver of Trial by Jury. Each party hereby irrevocably waives any and all right to trial by jury in any Proceeding.

(j)	Confirmations. Counterparty shall be deemed to have agreed to the terms contained in any Confirmation (as amended and revised) sent by Aron to Counterparty unless Counterparty objects to such terms within three (3) Business Days of receipt.
Part 6. Disruption Fallbacks
The following “Disruption Fallbacks” specified in Section 7.5(c) of the Definitions shall apply, in the following order, except as otherwise specified in the relevant Confirmation:
(i)	“Fallback Reference Dealers”;

(ii)	“Postponement”, with two (2) Commodity Business Days as the Maximum Days of Disruption;

(iii)	“Fallback Reference Price”;

(iv)	“Negotiated Fallback”; and

(v)	“Calculation Agent Determination”.
Part 7. Covered Transaction Provisions
(a)	Preliminary Statements. Counterparty wishes to enter into certain Crack Spread Hedge Agreements with Aron from time to time, and Aron has agreed to provide pricing to Counterparty for such transactions, all on and subject to the terms and conditions set forth herein. To induce Aron to enter into this Agreement, Counterparty has agreed to provide credit support to Aron in the form of mortgages, guaranties and other security documents as set forth in this Agreement. Accordingly, Aron and Counterparty hereby agree to the following terms and conditions.

(b)	Certain Definitions. Certain terms used in this Agreement have the meanings assigned to them in clause (n) below.

(c)	Scope of Master Agreement. This Agreement shall apply to all Covered Transactions and shall not apply to any other Transactions entered into between Aron and Counterparty.

(d)	Certain Conditions for Entering into Covered Transactions. The parties acknowledge and agree that subject to the Maximum Total Capacity, Aron and Counterparty may enter into Covered Transactions with each other at any time and from time to time during the Trading Period (if each of Aron and Counterparty mutually agree in their sole discretion to do so), provided that each of the following conditions are satisfied (or if not satisfied, waived by Aron in its sole discretion) both prior to and after giving effect to such Transaction:
(1)	the Covered Transactions Mark-to-Market Amount does not exceed the sum of (i) the Required LC Amount and (ii) the Optional Additional Collateral by more than U.S. $50,000,000; provided, that the foregoing condition shall apply only with respect to Transactions that have or fix a price for a term including the period between January 2011 and the Scheduled Maturity Date, or any portion thereof’

(2)	the ratio of Consolidated Funded Indebtedness to Consolidated EBITDA is less than 3.75 to 1.00;

(3)	the Volume Limitations are not exceeded;

(4)	no Transaction has, or fixes a price for, a term including any month later than sixty (60) calendar months from the first day of the month immediately following the month such Transaction is entered into;

(5)	with respect to Transactions accepted by Aron from third-party dealers pursuant to the terms of any tri-party arrangement between Aron, Counterparty and another counterparty, the following conditions shall apply: (i) the volume of such Transactions accepted by Aron does not exceed (A) 15,000 U.S. Barrels per day of Crack Spread Hedges for the current calendar month and the twenty-three (23) calendar months immediately following the month such Transaction is entered into and (B) 10,000 U.S. Barrels per day of Crack Spread Hedges thereafter; (ii) the limitations and other requirements set forth in such tri-party arrangement (including relevant timeframes for accepting Transactions) shall have been satisfied or waived by Aron in its sole discretion and (iii) for Transactions relating to the period referenced in (i)(B) of this clause (5), if at any time Counterparty determines to enter into a Crack Spread Hedge Agreement with a third party other than Aron, Counterparty shall have (1) notified Simon Collier or Aimee Carroll, or their respective designees provided to Counterparty in writing, of such determination by telephone at (212) 902-0776 or in person prior to entering into such Crack Spread Hedge Agreement with such third party and (2) provided Aron with a reasonable timeframe after such notification for providing pricing with respect to such Crack Spread Hedge Agreement (such timeframe not to exceed fifteen (15) minutes from the time of notification by Counterparty to Aron); provided, that such notification shall be deemed effective only to the extent made by Counterparty to Aron on a Local Business Day between the hours of 10:00 A.M. and 2:30 P.M. Eastern Prevailing Time; provided, further, that subject to the timeframe set forth therein, with respect to clause (2), Aron shall make reasonable efforts to provide pricing as expeditiously as possible after notification by Counterparty to Aron. In the event that Aron provides the pricing equivalent to such third party for such Crack Spread Hedge Agreement, Counterparty shall enter into the Crack Spread Hedge Agreement with Aron.

For the avoidance of doubt, failure to satisfy the conditions set forth in this clause (5) shall not otherwise prevent Aron and Counterparty from entering into Covered Transactions pursuant to this Agreement;

(6)	each representation of Counterparty set forth herein is true and correct on such date as if made on and as of such date; and

(7)	no Event of Default or Potential Event of Default has occurred and is then continuing.
Except with respect to the Initial Transactions, Aron and Counterparty agree not to enter into any Transaction under this Agreement that includes a swap that, evaluated in isolation from any other components of such Transaction (including options, other swaps, floors, collars and the like), is not based on “costless” swap prices prevailing at the time of such Transaction. For the avoidance of doubt, it is understood that Counterparty may from time to time request Aron to enter into one or more Transactions under this Agreement with swap prices above or below the “costless” swap prices prevailing at the time such Transaction is entered into and if such adjustment to such swap prices results from an embedded option (sold or purchased) included in such Transaction then such Transactions (and other similar transactions) are expressly permitted under this Agreement. For the purpose of determining whether a Transaction is based on “costless” swap prices, Aron will exclude any adjustment to the strike price of such Transaction arising from the application of the Facility Fee.
(e)	Voluntary Termination. Upon not less than sixty (60) days’ prior written notice to Aron, Counterparty may terminate the Trading Period (and, accordingly, terminate the ability of the parties to enter into further Covered Transactions hereunder and the obligations of Aron under clause (d) above) without any penalty or other damage payment to Aron other than as set forth in this Part 7(e) (such termination, the “Voluntary Trading Period Termination”, and the effective date of such termination, the “Voluntary Trading Period Termination Date”), provided that:
(1)	Counterparty shall assign and novate its rights and obligations arising under the Covered Transactions hereunder in whole or in part to one or more counterparties acceptable to J. Aron with prior written notice to J. Aron; provided, that in connection with such assignment and novation, in no event shall J. Aron be responsible for the payment of any amounts to Counterparty or the party to whom the assignment and novation is made in consideration of or in relation to the assignment and novation specifically, or

(2)	Counterparty shall enter into an agreement with J. Aron to terminate and settle, in whole or in part, this Agreement and the Covered Transactions hereunder.
(f)	Secured Trading Line Fees. Counterparty hereby agrees to pay to Aron the following fees:
(1)	Facility Fees. Except with respect to the Initial Transactions, Counterparty shall pay Aron a fee (the “Facility Fee”) equal to U.S. $0.10 per Barrel for each Covered Transaction which is accepted by Aron pursuant to the terms of any tri-party agreement entered into between Aron, Counterparty and another counterparty; provided, that (i) in the case of the Initial Transactions, the Facility Fee shall be equal to U.S. $0.05 per Barrel and (ii) in the case of Covered Transactions which are swap transactions, Counterparty may elect to pay Aron such Facility Fee over the term of such Transaction by entering into an amendment with Aron to such Transaction to amend the strike price by an amount equal to U.S. $0.10 in favor of Aron, such amendment to be acceptable to Aron in its sole discretion.

“Initial Transactions” means the transactions set forth on Exhibit 1 which may be accepted by Aron subject to (i) the terms of tri-party agreements to be entered into between Aron, Counterparty and such other counterparties identified on Exhibit 1, such agreements to be mutually agreed among Aron, Counterparty and such third party and (ii) confirmations between (a) Counterparty and such other counterparties identified on Exhibit 1, (b) Aron and Counterparty and (c) Aron and such other counterparties identified on Exhibit 1, each of which are acceptable to Aron; provided that such transactions shall constitute Initial Transactions only to the extent such transactions are assigned to Aron within sixty (60) days of the Effective Date.

(2)	Exposure Fees. On the first Local Business Day of each month following the Exposure Fee Accrual Period, Counterparty shall pay to Aron an exposure fee (the “Exposure Fees”) in an amount equal to:
(x)	the Daily Average Covered Transactions Mark-to-Market Amount for such Exposure Fee Accrual Period; multiplied by

(y)	the Default Rate.
As used herein:
     “Daily Average Covered Transactions Mark-to-Market Amount” means, for any Exposure Fee Accrual Period, the average, for each Local Business Day during such Exposure Fee Accrual Period, of the greater of (1) the Covered Transactions Mark-to-Market Amount for such Local Business Day and (2) zero.
     “Exposure Fee Accrual Period” means each period, beginning on the date of a Trigger Event and ending on the date on which Counterparty indefeasibly pays in full all amounts owing to Aron pursuant to Section 6 of the Agreement.
(3)	Fees Non-Refundable. All Exposure Fees, once paid, are non-refundable.
(g)	Volume Limitations. Counterparty hereby agrees that it shall not enter into, or have outstanding, any Crack Spread Hedge Agreements other than Crack Spread Hedge Agreements entered into with the purpose and effect of hedging price risk on fuels expected to be produced and sold by the Counterparty, provided that at all times:
(1)	the Net Contract Volume for each single day (determined, in the case of Crack Spread Hedge Agreements that are not settled on a daily basis, by a daily proration acceptable to Aron) is greater than zero and less than the Maximum Total Capacity; and

(2)	the Net Volume for each single future month (determined, in the case of Crack Spread Hedge Agreements that are not settled on a monthly basis, by a monthly proration acceptable to Aron) is greater than zero and less than or equal to 80% of Counterparty’s estimated fuels production for such month.
The restrictions set forth in this clause (g) are referred to herein as the “Volume Limitations”.

(h)	Volume Reports. Counterparty hereby agrees to deliver to Aron, promptly following (but in any event no later than 60 days after) June 30 in each year (commencing with June 30, 2006, a report as of such June 30 certified by an appropriately authorized officer of Counterparty, each such report, a “Volume Report”) setting forth in reasonable detail the volumes of fuel covered by each Crack Spread Hedge Agreement to which Counterparty is a party, broken out monthly and separately identifying Net Volumes and Net Contract Volumes for Counterparty for such month, volumes for Long Price Hedges and Short Price Hedges for such month (each broken out for Crack Spread Hedge Agreements under this Agreement and Crack Spread Hedge Agreements not under this Agreement) and volumes of estimated fuels for such month, all in form, scope and detail satisfactory to Aron and setting forth such supporting detail as Aron may request. Each Volume Report shall be addressed to Aron and shall be accompanied by a certificate of a Financial Officer of Counterparty to the effect that such Volume Report is a true and correct copy thereof. In addition, Counterparty shall from time to time deliver to Aron all other information, reports and data which Aron has requested in connection with the Volume Reports.

(i)	Certain Conditions Precedent. No Covered Transaction, or any extension or renewal thereof, may be entered into, and the obligations of Aron under clause (d) of this Part 7 shall not become effective, until the date on which Aron shall have received, reviewed or completed each of the following, each satisfactory to it in form and substance:
(1)	Executed Counterparts. From Counterparty,
(a)	an executed counterpart of this Agreement (including the Schedule to this Agreement) signed on behalf of Counterparty, and

(b)	executed copies of the PP&E Credit Agreement, the ABL Credit Agreement, the Security Agreement (as defined in the PP&E Credit Agreement), the other Loan Documents and all other documents relating to the PP&E Credit Agreement, the ABL Credit Agreement and any other financing arrangements, in form and substance satisfactory to Aron and certified as true, correct and complete copies by a Financial Officer of Counterparty,

(c)	executed and notarized copies of all Mortgage Instruments, Mortgage Policies and other documents required to be delivered to the Administrative Agent under Section 5.01(d) of the PP&E Credit Agreement and the Agent under Section 6.1(d) of the ABL Credit Agreement,

(d)	(i) copies of insurance policies or certificates of insurance evidencing liability, casualty insurance and business interruption insurance meeting the requirements set forth in Section 5.01(e) of the PP&E Credit Agreement, which shall be satisfactory to Aron, including, but not limited to, naming Aron as additional insured and loss payee, and (ii) a certificate, dated the Effective Date, of a Financial Officer of Counterparty setting forth the insurance obtained by it in accordance with the requirements of this Part 7 and stating that such insurance is in full force and effect and that all premiums then due and payable thereon have been paid, and

(e)	executed copies of each Material Agreements. For purposes of the foregoing, “Material Agreements” means any agreement or arrangement to which Counterparty or any Domestic Entity is a party (i) that is deemed to be a material contract under any securities law applicable to Counterparty or any Domestic Entity, including the Securities Act of 1933, as amended.
(2)	Part 3 Documents. Each document referred to in Part 3 that is required to be delivered upon execution of this Agreement.

(3)	Opinion of Counsel to Counterparty. A reliance letter (addressed to Aron and dated the Effective Date) of Fulbright & Jaworski L.L.P., counsel for Counterparty and the Credit Support Providers, in form and substance satisfactory to Aron, with respect to (i) the opinion letter, dated as of December 9, 2005 and delivered by Fulbright & Jaworski L.L.P. to Bank of America, N.A., as Agent for each of the lenders party to the PP&E Credit Agreement and (ii) the opinion letter, dated as of December 9, 2005 and delivered by Fulbright & Jaworski L.L.P. to Bank of America, N.A., as Agent for each of the lenders party to the ABL Credit Agreement

(4)	Corporate and Partnership Documents. Such documents and certificates as Aron may reasonably request relating to the organization, existence and good standing of Counterparty, each Credit Support Provider and of Counterparty’s general partner, the authorization of the transactions contemplated hereby and any other legal matters relating to Counterparty and the Credit Support Providers and Counterparty’s general partner, this Agreement, the other Secured Trading Line Documents or the transactions contemplated hereby and thereby as Aron may reasonably request, all in form and substance satisfactory to Aron.

(5)	Officer’s Certificate. A certificate, dated the Effective Date and signed by a Financial Officer of each Counterparty, acting for and on behalf of each Counterparty, confirming that each representation of Counterparty set forth herein and in Section 3 of the Agreement, incorporated by reference herein in each case with respect to each of the documents referred to in Part 3, is true and correct on such date as if made on and as of such date and that no Event of Default or Potential Event of Default has occurred and is then continuing.

(6)	UCC, Tax Lien and Judgment Searches. Reports, dated as of a date substantially contemporaneous with the PP&E Credit Agreement and reasonably satisfactory to Aron listing the results of Uniform Commercial Code filing, tax lien, and judgment searches prepared by one or more firms satisfactory to Aron with respect to each Counterparty in each jurisdiction in which it maintains its principal place of business or in which any of the PP Collateral is located.

(7)	Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Credit Support Documents or under law or reasonably requested by Aron to be filed, registered or recorded in order to create in favor of Aron a perfected Lien on the collateral described therein, and each such document shall be in proper form for filing, registration or recordation. In addition, Counterparty shall have taken such other action as Aron shall have requested in order to perfect the security interests created under the Collateral Documents and the Security Documents.

(8)	Operational and Environmental Reports. Aron shall have received the following reports, each in form and substance satisfactory to the Aron: (i) an operational report prepared in connection with the PP&E Credit Agreement by Purvin & Gertz with respect to the Refinery Properties and (ii) and environmental report prepared in connection with the PP&E Credit Agreement by Arcadis covering the Refinery Properties and such other Real Properties as requested by Aron.

(9)	Solvency. A Solvency Certificate of Counterparty and each other initial Credit Support Provider dated as of the Effective Date.

(10)	Fees. Such other fees and expenses as Counterparty shall have agreed in writing to pay to Aron in connection herewith.

(11)	Other Documents. Such other documents as Aron may reasonably request.

(j)	Additional Collateral.
(a)	Mandatory Additional Collateral. If on any date the ratio of Consolidated Funded Indebtedness to Consolidated EBITDA is greater than or equal to 3:75 to 1.0, then, upon request from Aron, Counterparty shall, at its own cost and expense, promptly (and in any event within one Local Business Day after the date of such request) deliver to Aron Eligible Collateral having an aggregate Value equal to the excess, if any, of the Covered Transactions Mark-to-Market Amount over the sum of the following: (i) the Required LC Amount; (ii) the Optional Additional Collateral, if any; and (iii) U.S.$25,000,000 (such collateral, the “Mandatory Additional Collateral”).

(b)	Optional Additional Collateral. If on any date, the Covered Transactions Mark-to-Market Amount exceeds U.S. $100,000,000, Counterparty may elect to deliver to Aron Eligible Collateral in order to facilitate additional Covered Transactions under this Agreement (such collateral, the “Optional Additional Collateral”), subject to Counterparty and Aron entering into a Credit Support Annex, the terms of which shall be satisfactory to Aron in its sole discretion.
(k)	Additional Covenants.
(a)	Counterparty covenants and agrees, for the benefit of Aron, to:
(1)	deliver to Aron all of the statements, certificates, notices and other information delivered to any Lender or Required Lender or the Administrative Agent under Sections 7.01, 7.02 and 7.03 of the PP&E Credit Agreement; provided, that concurrent with the deliverables required pursuant to Section 7.02(b), Counterparty shall deliver to Aron a certificate of a Financial Officer of Counterparty stating the current outstanding amount of funded Indebtedness under the PP&E Credit Agreement as of such date;

(2)	except as set forth in clause (k)(1), perform, comply with and be bound by each of its covenants, agreements and obligations contained in Articles 7 and 8 of the PP&E Credit Agreement (other than (i) Sections 7.11, 7.12, 8.10 and 8.16 and (ii) those subsections referred to in clause (1) above);

(3)	notify Aron of each proposed amendment, modification and supplement to, and waiver of any provision under, the PP&E Credit Agreement, the ABL Credit Agreement and the other Loan Documents; and

(4)	provide Aron with annual updates relating to each Material Contract, including, but not limited to amendments, waivers, modifications or additional Material Contracts.
(b)	Counterparty covenants and agrees, for the benefit of Aron, that it shall not, without the consent of Aron, (A) amend, change, waive, discharge or terminate either Section 9.03 of the PP&E Credit Agreement or Section 9 of the Security Agreement so as to alter the manner of application of any payment of proceeds of Collateral so as to provide for distributions in respect of the obligations under the Crack Spread Hedge Agreement to any such Approved Counterparty on a basis less favorable than ratably with the principal obligations under the Term Loans, (B) change the definition of “Approved

Counterparties” set forth in Section 1.01 of the PP&E Credit Agreement in a manner adverse to any such Approved Counterparty, (C) change the definition of “Secured Obligations” set forth in the Security Agreement so as to exclude any obligations of the applicable Consolidated Party(ies) existing under any Secured Crack Spread Hedge Agreement to which any such Approved Counterparty is a party that would have been included prior to such change or (D) amend, change, waive discharge or terminate Section 11.01(a)(v) of the PP&E Credit Agreement. Notwithstanding anything herein to the contrary, for purposes of this clause (b) of Part 7(k), the terms “Collateral”, “Crack Spread Hedge Agreement”, “Approved Counterparty”, “Term Loans”, “Consolidated Party(ies)”, “Security Agreement”, “Secured Crack Spread Hedge Agreement” shall have the meanings ascribed to such terms in the PP&E Credit Agreement.
Without limiting the generality of the foregoing, the provisions of the PP&E Credit Agreement referred to in clauses (a)(2) and (b)(1) above, together with related definitions and ancillary provisions and schedules and exhibits, are hereby incorporated herein by reference, as if set forth herein in full, mutatis mutandis; provided that, as incorporated herein (unless the context otherwise requires):
(i)	each reference therein to “this Agreement”, “the Loans”, “the Term Loans”, “the Commitments”, “the Obligations”, “the Credit-Linked Letters of Credit” or “the Loans” or any other like term shall be deemed to be a reference to this Agreement and the Transactions hereunder, as the case may be;

(ii)	each reference therein to any “Administrative Agent”, any “Lender” or the “Required Lenders” or the “Secured Parties” or the “PP&E Secured Parties” or any other like term shall be deemed to be a reference to Aron hereunder;

(iii)	each reference therein to the “Loan Documents” or the like shall be deemed to be a reference to the Secured Trading Line Documents; and

(iv)	each reference therein to the “Collateral” or the like shall be deemed to be a reference to the Collateral as defined herein.
(l)	Guarantors. Without limiting the provisions of Section 7.13 of the PP&E Credit Agreement, if any domestic Subsidiary is created or acquired after the Effective Date by Counterparty, Counterparty shall promptly cause such Subsidiary to become a Guarantor under the Guaranty (and, accordingly, a Credit Support Provider of Counterparty hereunder), and to take such actions and execute and deliver to Aron such documents with respect to such Subsidiary that are consistent with the actions taken and documents delivered with respect to Counterparty pursuant to clause (i) of this Part 7.

(m)	Further Assurances. Counterparty shall from time to time execute and deliver, or cause to be executed and delivered by Counterparty, such additional mortgages, deeds of trust, chattel mortgages, security agreements, financing statements, reports, instruments, legal opinions, certificates or documents, all in form and substance satisfactory to Aron, and take all such actions as may be requested hereunder or as Aron may reasonably request, in each case for the purposes of implementing or further effectuating the provisions of this Agreement and the other Secured Trading Line Documents, or of more fully perfecting or renewing the rights of Aron with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by Counterparty or any Subsidiary Guarantor which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by Aron of any power, right, privilege or remedy pursuant to this Agreement or the other Secured Trading Line Documents that requires any consent, approval, recording qualification or authorization of any governmental authority, the Counterparty shall execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that Aron may be required to obtain from the Counterparty or any of the Subsidiary Guarantors for such governmental consent, approval, recording, qualification or authorization.

(n)	Certain Definitions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The term “date hereof” refers to the date of this Agreement first above written. Unless the context requires otherwise (1) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth therein or herein), (2) references to any law, constitution, statute, treaty, regulation, rule or ordinance, including any section or other part thereof (each, for purposes of this paragraph, a “law”), shall refer to that law as amended from time to time and shall include any successor law, (3) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (4) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (5) all references herein to Sections, Parts, Annexes, Schedules and Exhibits shall be construed to refer to Sections and Parts of, and Annexes, Schedules and Exhibits to, this Agreement.

As used herein, the following terms have the meanings given to them below:
     “ABL Collateral” means the “Working Capital Collateral” as defined in the Intercreditor Agreement.
     “ABL Credit Agreement” means that certain Credit Agreement, dated as of December 9, 2005, among the Counterparty, Calumet Shreveport, LLC, Calumet Shreveport Lubricants & Waxes, LLC, and Calumet Shreveport Fuels, LLC, as Borrowers, Certain Financial Institutions party thereto, as Lenders and Bank of America, N.A., as Agent and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager, after giving immediate effect to any amendments, modifications or supplements thereto, or waiver thereof, after the date the ABL Credit Agreement becomes effective, without necessity for any act by Aron.
     “Aron Letter of Credit” one or more Letters of Credit naming Aron (or an Affiliate thereof designated by Aron) as beneficiary in an initial stated amount of $50,000,000.
     “Cash” means the lawful currency of the United States of America..
     “Calumet Company” means Counterparty and each of its Subsidiaries.
     “Collateral” means, collectively, the PP&E Collateral, the ABL Collateral and all other collateral pledged by Counterparty and the Credit Support Providers to Aron under the Secured Trading Line Documents.

     “Collateral Documents” has the meaning set forth in the PP&E Credit Agreement.
     “Consolidated EBITDA” has the meaning set forth in the PP&E Credit Agreement.
     “Consolidated Funded Indebtedness” has the meaning set forth in the PP&E Credit Agreement.
     “Covered Transaction” means, individually and in the aggregate, all Transactions which are Specified Crack Spread Transactions entered into between Aron and Counterparty (so long as the conditions set forth in clauses (d) and (i) of Part 7 of this Agreement are satisfied (and with respect to clause (i) of Part 7, both prior to and after giving effect to such Transaction); provided, however, that Aron may, in its sole discretion, elect to include a Transaction which is not a Covered Transaction evidenced by long form Confirmations within the scope of this Agreement under terms, including extraordinary credit terms to be set by Aron, to be agreed by Aron and Counterparty.
     “Covered Transactions Mark-to-Market Amount” means the aggregate mark-to-market position of all Covered Transactions as determined by the Calculation Agent in a commercially reasonable manner at the close of each Local Business Day. If such position is in favor of Aron, the Covered Transactions Mark-to-Market Amount will be stated as a positive number. If such position is in favor of Counterparty (to be construed in the aggregate), the Covered Transactions Mark-to-Market Amount will be stated as a negative number.
     “Crack Spreads” means the spread created by the purchase of crude oil for delivery in the future and the sale of gasoline and/or diesel, jet fuel and heating oil under contract for future delivery.
     “Crack Spread Hedge” means a cash-settled commodity transaction (including an option, swap, floor, cap, collar, forward sale or forward purchase) which settles based on the spread between (i) diesel fuel or jet fuel (or its equivalent) as published in Platts under the heading “Gulf Coast"- “Distillates and Blendstocks” — “Pipeline” and NYMEX West Texas Intermediate, or WTI, crude oil, or (ii) gasoline (or its equivalent), as published in Platts, “U.S. Gulf Coast Pipeline,” “Gasoline” and NYMEX West Texas Intermediate, or WTI, crude oil.
     “Crack Spread Hedge Agreement” means any agreement (including each Confirmation) evidencing a Crack Spread Hedge.
     “Credit Support Provider” means, collectively:
(a)	each Counterparty; and

(b)	each Calumet Company (other than Counterparty) that is a mortgagor under a Mortgage Instrument or a Guarantor under the Guaranty.
     “Daily Average Covered Transactions Mark-to-Market Amount” has the meaning set forth in Part 7(f)(3).
     “Effective Date” means the date of this Agreement.
     “Eligible Collateral” means Cash or Letters of Credit.

     “Eligible Financial Institution” means a U.S. commercial bank or a foreign bank with a U.S. branch with such bank having a credit rating of at least A- from S&P or A3 from Moody’s.
     “Exposure Fee” has the meaning set forth in Part 7(f)(3) of this Agreement.
     “Exposure Fee Accrual Period” has the meaning set forth in Part 7(f)(3) of this Agreement.
     “Facility Fee” has the meaning set forth in Part 7(f)(2) of this Agreement.
     “Facility Termination Date” means the earlier of:
(a)	the Scheduled Maturity Date; and

(b)	the first day following the Voluntary Trading Period Termination Date (if any) on which no Covered Transaction is outstanding.
     “Financial Officer” means, as to any Counterparty or any of the Credit Support Providers, the chief financial officer, treasurer or other officer thereof acceptable to Aron.
     “Guarantors” means “Guarantor” as defined in the PP&E Credit Agreement and “Guarantor” as defined in the ABL Credit Agreement.
     “Guaranty” has the meaning set forth in the PP&E Credit Agreement.
     “Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of December 9, 2005, among the Counterparty, as the Company and as a Grantor and certain affiliates of the Company, as Grantor, and Bank of America, N.A., as the Working Capital Agent and Bank of America, N.A., as the Term Loan Agent and Bank of America, N.A., as the Control Agent which is attached as Annex A hereto, without giving effect to any amendments, modifications or supplements thereto, or waiver or termination thereof, after the date the Intercreditor Agreement becomes effective; provided that if Aron (in its sole discretion) consents to such amendment, modification, supplement or waiver of the Intercreditor Agreement on or after the date the Intercreditor Agreement becomes effective, then the term “Intercreditor Agreement” shall refer to the Intercreditor Agreement as so amended, modified, supplemented or waived.
     “Involuntary Disposition Prepayment Event has the meaning set forth in the PP&E Credit Agreement.
     “Letters of Credit” means one or more irrevocable, transferable standby letters of credit which are in a form and substance acceptable to Aron in its sole discretion and are issued by an Eligible Financial Institution for the account of Counterparty or one of its Affiliates and for the benefit of Aron. Costs of the Aron Letter of Credit shall be borne by Counterparty. For purposes of determining the amount of the Aron Letter of Credit, the amount of such Aron Letter of Credit shall equal its face value at the time of valuation unless it expires within twenty (20) days of such time, in which case its value shall be zero and Aron shall be entitled to draw down the Letter of Credit up to its full face amount to hold as Credit Support.

     “Letter of Credit Default” means, with respect to any Letter of Credit, the related issuing bank (a) becomes subject to any event analogous to an event specified in Section 5(a)(vii) of this Agreement, (b) fails to comply with or perform its obligations under such Letter of Credit if such failure shall continue after the lapse of any applicable grace period, (c) shall disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity of such Letter of Credit or (d) ceases to be an Eligible Financial Institution.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan Documents” means the “Loan Documents” as defined in the PP&E Credit Agreement .
     “Mandatory Additional Collateral” has the meaning set forth in Part 7(j)(a) of this Agreement.
     “Material Adverse Effect” means “Material Adverse Effect” as defined in the PP&E Credit Agreement; provided that references to “Loan Documents” shall be deemed to be references to this Agreement.
     “Maximum Total Capacity” means (i) 20 thousand U.S. Barrels per day of Crack Spread Hedges for the current calendar month and the subsequent twenty-three (23) calendar months, or (ii) 15 thousand U.S. Barrels per day of Crack Spread Hedges for the period thereafter.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Net Contract Volume” means, for each month as at any date of determination, an amount (which may be less than zero) equal to:
(x)	the aggregate notional quantity or volume of Crack Spreads for that month under all outstanding Short Price Hedges under this Agreement; minus
       (y) the aggregate notional quantity or volume of Crack Spreads for that month under all outstanding Long Price Hedges under this Agreement.
     “Net Volume” means, for each month as at any date of determination, an amount (which may be less than zero) equal to:
(x)	the aggregate notional quantity or volume of Crack Spreads for that month under all outstanding Short Price Hedges; minus

(y)	the aggregate notional quantity or volume of Crack Spreads for that month under all outstanding Long Price Hedges.
     “Optional Additional Collateral” has the meaning set forth in Part 7(j)(b) of this Agreement.

     “Person” means an individual, corporation (including a business trust), partnership, limited liability company, limited liability partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated association or government or any agency or political subdivision thereof.
     “Platts” means Platts Oilgram Price Report.
     “PP&E Collateral” means the Term Loan Collateral” as defined in the Intercreditor Agreement.
     “PP&E Credit Agreement” means that certain Credit Agreement, dated as of December 9, 2005, among the Counterparty, as Borrower, The Subsidiaries of the Borrower from time to time party thereto, as Guarantors, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and Credit-Linked L/C Issuer and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager, without giving effect to any termination thereof, but after giving immediate effect to any amendments, modifications or supplements thereto without necessity for any further act by Aron, after the date the PP&E Credit Agreement becomes effective, other than (i) such amendments, modifications, waivers or supplements to Section 7.07 (Maintenance of Insurance), Section 8.01 (Liens) or Section 8.05 (Dispositions) of the PP&E Credit Agreement and (ii) such amendments, modifications, waivers or supplements that release any material part of the PP&E Collateral,; provided, that if Aron (in its sole discretion) consents to such amendment, modification, supplement or waiver of the PP&E Credit Agreement described in (i) and (ii) above on or after the date the PP&E Credit Agreement becomes effective, then the term “PP&E Credit Agreement” shall refer to the PP&E Credit Agreement as so amended, modified, supplemented or waived; and provided, further, that PP&E Credit Agreement shall refer to such agreement after giving immediate effect to any waivers of Events of Default thereunder, except with respect to (i) an Event of Default under Section 9.01(b) of the PP&E Credit Agreement due to failure of a Loan Party (as defined in the PP&E Credit Agreement) to perform or observe any term, covenant or agreement contained in Sections 8.01 (Liens) and 8.05 (Dispositions) of the PP&E Credit Agreement and (ii) an Event of Default under Section 9.01(c) of the PP&E Credit Agreement due to failure of a Loan Party to perform or observe Section 7.07 (Maintenance of Insurance) of the PP&E Credit Agreement.
     “Price Hedge” means each Crack Spread Hedge Agreement. A Price Hedge is referred to herein as a “Long Price Hedge” if Counterparty would benefit from an increase in Crack Spreads thereunder and as a “Short Price Hedge” if Counterparty would benefit from a decrease in Crack Spreads thereunder.
     “Real Properties” has the meaning set forth in the PP&E Credit Agreement.
     “Refinery Properties” has the meaning set forth in the PP&E Credit Agreement.
     “Required LC Amount” means U.S. $50,000,000.
     ”Security Agreement” means that certain Security and Pledge Agreement, dated as of December 9, 2005, among the Counterparty, as Borrower, the Domestic Subsidiaries and other affiliates of the Borrower from time to time party thereto, as Guarantor and Obligors and Bank of America, N.A., in its capacity as Administrative Agent for the holders of the Secured Obligations, without giving effect to any amendments, modifications or supplements thereto, or waiver or termination thereof, after the date the Security Agreement becomes effective; provided that if Aron (in its sole discretion) consents to such amendment, modification, supplement or waiver of the Security Agreement on or after the date the Security Agreement becomes effective, then the term “Security Agreement” shall refer to the Security Agreement as so amended, modified, supplemented or waived.
     “Scheduled Maturity Date” means December 31, 2012, provided that the Scheduled Maturity Date may be extended at any time and from time to time to December 31 in any subsequent year if Aron and Counterparty so agree (it being understood that no party shall be obligated to agree to any such extension of the Scheduled Maturity Date, and may withhold its consent to any such extension in its sole discretion).
     “Secured Obligations” has the meaning set forth in the Security Agreement.
     “Secured Trading Line Documents” means this Agreement (including the Schedule) and all Confirmations of Covered Transactions and the Credit Support Documents.
     “Security Documents” has the meaning set forth in the ABL Credit Agreement.
     “Solvency Certificate” means a certificate of Counterparty or one if its Affiliates (as applicable), addressed to Aron, certifying that, as of the date of such certificate, Counterparty or such Affiliate (as applicable) is Solvent.
     “Solvent” means that, as of any date of determination as to any Person, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (1) “debt” means liability on a “claim”, and (2) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
     “Specified Crack Spread Transaction” means any Transaction between Aron and Counterparty that satisfies (in the good faith judgment of the Calculation Agent) each of the following conditions:
(a)	such Transaction is a Crack Spread Hedge;

(b)	the effective date of such Transaction falls during the Trading Period; and

(c)	no part of the term of such Transaction falls after the Scheduled Maturity Date.
     “Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

     “Subsidiary” has the meaning set forth in the PP&E Credit Agreement.
     “Term” means the period beginning on the Effective Date and ending on the Scheduled Maturity Date.
     “Trading Period” means the period from and including the Effective Date to but excluding the earlier of (a) the Scheduled Maturity Date and (b) the Voluntary Trading Period Termination Date.
     “Value” means, as of any date of determination:
(a)	with respect to Cash, the amount thereof;

(b)	with respect to a Letter of Credit, the amount then available to be drawn by Aron under the terms of such Letter of Credit when the conditions for drawing thereunder (if any) are satisfied;

(c)	with respect to any other property, U.S.$0.
     “Volume Limitations” has the meaning set forth in Part 7(g) of this Agreement.
     “Volume Reports” has the meaning set forth in Part 7(h) of this Agreement.
     “Voluntary Trading Period Termination” has the meaning set forth in Part 7(e) of this Agreement.
     “Voluntary Trading Period Termination Date” has the meaning set forth in Part 7(e) of this Agreement.
[signature page follows]

IN WITNESS WHEREOF, the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

J. ARON & COMPANY		CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP

By: CALUMET LP GP, LLC, Its General Partner

By:	/s/ Colleen Foster	By:	R. Patrick Murray, II

	Name: Colleen Foster		Name: R. Patrick Murray, II
	Title: Managing Director		Title: Vice President and Chief Financial Officer
	Date: March 17, 2006		Date: March 17, 2006

EXHIBIT 1
INITIAL TRANSACTIONS

ANNEX A
INTERCREDITOR AGREEMENT

(BILATERAL FORM)                (ISDA AGREEMENTS SUBJECT TO NEW YORK LAW ONLY)
ISDA(R)
International Swap and Derivatives Association, Inc.
CREDIT SUPPORT ANNEX
to the Schedule to the
ISDA Master Agreement

dated as of March 17, 2006
between
J. ARON & COMPANY                      CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP
                                                             and

(“Party A”)	(“Party B”)
This Annex supplements, forms part of, and is subject to, the above-referenced Agreement, is part of its Schedule and is a Credit Support Document under this Agreement with respect to each party.
Accordingly, the parties agree as follows:—
PARAGRAPH 1. INTERPRETATION
(a) DEFINITIONS AND INCONSISTENCY. Capitalized terms not otherwise defined herein or elsewhere in this Agreement have the meanings specified pursuant to Paragraph 12, and all references in this Annex to Paragraphs are to Paragraphs of this Annex. In the event of any inconsistency between this Annex and the other provisions of this Schedule, this Annex will prevail, and in the event of any inconsistency between Paragraph 13 and the other provisions of this Annex, Paragraph 13 will prevail.
(b) SECURED PARTY AND PLEDGOR. All references in this Annex to the “Secured Party” will be to either party when acting in that capacity and all corresponding references to the “Pledgor” will be to the other party when acting in that capacity; provided, however, that if Other Posted Support is held by a party to this Annex, all references herein to that party as the Secured Party with respect to that Other Posted Support will be to that party as the beneficiary thereof and will not subject that support or that party as the beneficiary thereof to provisions of law generally relating to security interests and secured parties.
PARAGRAPH 2. SECURITY INTEREST
Each party, as the Pledgor, hereby pledges to the other party, as the Secured Party, as security for its Obligations, and grants to the Secured Party a first priority continuing security interest in, lien on and right of Set-off against all Posted Collateral Transferred to or received by the Secured Party hereunder. Upon the Transfer by the Secured Party to the Pledgor of Posted Collateral, the security interest and lien granted hereunder on that Posted Collateral will be released immediately and, to the extent possible, without any further action by either party.
Copyright(C)1994 by International Swaps and Derivatives Association, Inc.
PARAGRAPH 3. CREDIT SUPPORT OBLIGATIONS
(a) DELIVERY AMOUNT. Subject to Paragraphs 4 and 5, upon a demand made by the Secured Party on or promptly following a Valuation Date, if the Delivery Amount for that Valuation Date equals or exceeds the Pledger’s Minimum Transfer Amount, then the Pledgor will Transfer to the Secured Party Eligible Credit Support having a Value as of the date of Transfer at least equal to the applicable Delivery Amount (rounded pursuant to Paragraph 13). Unless otherwise specified in Paragraph 13, the “DELIVERY AMOUNT” applicable to the Pledgor for any Valuation Date will equal the amount by which:
     (i) the Credit Support Amount
     exceeds

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     (ii) the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party.
(b) RETURN AMOUNT. Subject to Paragraphs 4 and 5. upon a demand made by the Pledgor on or promptly following a Valuation Date, if the Return Amount for that Valuation Date equals or exceeds the Secured Party’s Minimum Transfer Amount, then the Secured Party will Transfer to the Pledgor Posted Credit Support specified by the Pledgor in that demand having a Value as of the date of Transfer as close as practicable to the applicable Return Amount (rounded pursuant to Paragraph 13). Unless otherwise specified in Paragraph 13, the “RETURN AMOUNT” applicable to the Secured Party for any Valuation Date will equal the amount by which:
     (i) the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party exceeds
     (ii) the Credit Support Amount.
“CREDIT SUPPORT AMOUNT” means, unless otherwise specified in Paragraph 13, for any Valuation Date (i) the Secured Party’s Exposure for that Valuation Date plus (ii) the aggregate of all Independent Amounts applicable to the Pledgor, if any, minus (iii) all Independent Amounts applicable to the Secured Party, if any, minus (iv) the Pledgor’s Threshold; provided, however, that the Credit Support Amount will be deemed to be zero whenever the calculation of Credit Support Amount yields a number less than zero.
PARAGRAPH 4. CONDITIONS PRECEDENT, TRANSFER TIMING, CALCULATIONS AND SUBSTITUTIONS
(a) CONDITIONS PRECEDENT. Each Transfer obligation of the Pledgor under Paragraphs 3 and 5 and of the Secured Party under Paragraphs 3, 4(d)(ii). 5 and 6(d) is subject to the conditions precedent that:
     (i) no Event of Default, Potential Event of Default or Specified Condition has occurred and is continuing with respect to the other party; and
     (ii) no Early Termination Date for which any unsatisfied payment obligations exist has occurred or been designated as the result of an Event of Default or Specified Condition with respect to the other party.
(b) TRANSFER TIMING. Subject to Paragraphs 4(a) and 5 and unless otherwise specified, if a demand for the Transfer of Eligible Credit Support or Posted Credit Support is made by the Notification Time, then

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the relevant Transfer will be made not later than the close of business on the next Local Business Day; if a demand is made after the Notification Time, then the relevant Transfer will be made not later than the close of business on the second Local Business Day thereafter.
(c) CALCULATIONS. All calculations of Value and Exposure for purposes of Paragraphs 3 and 6(d) will be made by the Valuation Agent as of the Valuation Time. The Valuation Agent will notify each party (or the other party, if the Valuation Agent is a party) of its calculations not later than the Notification Time on the Local Business Day following the applicable Valuation Date (or in the case of Paragraph 6(d), following the date of calculation).
(d) SUBSTITUTIONS.
     (i) Unless otherwise specified in Paragraph 13. upon notice to the Secured Party specifying the items of Posted Credit Support to be exchanged, the Pledgor may, on any Local Business Day, Transfer to the Secured Party substitute Eligible Credit Support (the “Substitute Credit Support”); and
     (ii) subject to Paragraph 4(a). the Secured Party will Transfer to the Pledgor the items of Posted Credit Support specified by the Pledgor in its notice not later than the Local Business Day following the date on which the Secured Party receives the Substitute Credit Support, unless otherwise specified in Paragraph 13 (the “Substitution Date”); provided that the Secured Party will only be obligated to Transfer Posted Credit Support with a Value as of the date of Transfer of that Posted Credit Support equal to the Value as of that date of the Substitute Credit Support.
PARAGRAPH 5. DISPUTE RESOLUTION
If a party (a “Disputing Party”) disputes (I) the Valuation Agent’s calculation of a Delivery Amount or a Return Amount or (II) the Value of any Transfer of Eligible Credit Support or Posted Credit Support, then (1) the Disputing Party will notify the other party and the Valuation Agent (if the Valuation Agent is not the other party) not later than the close of business on the Local Business Day following (X) the dale that the demand is made under Paragraph 3 in the case of (I) above or (Y) the date of Transfer in the case of (II) above, (2) subject to Paragraph 4(a), the appropriate party will Transfer the undisputed amount to the other party not later than the close of business on the Local Business Day following (X) the date that the demand is made under Paragraph 3 in the case of (I) above or (Y) the date of Transfer in the case of (II) above, (3) the parties will consult with each other in an attempt to resolve the dispute and (4) if they fail to resolve the dispute by the Resolution Time, then:

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     (i) In the case of a dispute involving a Delivery Amount or Return Amount, unless otherwise specified in Paragraph 13, the Valuation Agent will recalculate the Exposure and the Value as of the Recalculation Date by:
          (A) utilizing any calculations of Exposure for the Transactions (or Swap Transactions) that the parties have agreed are not in dispute;
          (B) calculating the Exposure for the Transactions (or Swap Transactions) in dispute by seeking four actual quotations at mid-market from Reference Market-makers for purposes of calculating Market Quotation, and taking the arithmetic average of those obtained; provided that if four quotations are not available for a particular Transaction (or Swap Transaction), then fewer than four quotations may be used for that Transaction (or Swap Transaction); and if no quotations are available for a particular Transaction (or Swap Transaction), then the Valuation Agent’s original calculations will be used for that Transaction (or Swap Transaction); and
          (C) utilizing the procedures specified in Paragraph 13 for calculating the Value, if disputed, of Posted Credit Support.
     (ii) In the case of a dispute involving the Value of any Transfer of Eligible Credit Support or Posted Credit Support, the Valuation Agent will recalculate the Value as of the date of Transfer pursuant to Paragraph 13.
Following a recalculation pursuant to this Paragraph, the Valuation Agent will notify each party (or the other party, if the Valuation Agent is a party) not later than the Notification Time on the Local Business Day following the Resolution Time. The appropriate party will, upon demand following that notice by the Valuation Agent or a resolution pursuant to (3) above and subject to Paragraphs 4(a) and 4(b), make the appropriate Transfer.

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PARAGRAPH 6. HOLDING AND USING POSTED COLLATERAL
(a) CARE OF POSTED COLLATERAL. Without limiting the Secured Party’s rights under Paragraph 6(c), the Secured Party will exercise reasonable care to assure the safe custody of all Posted Collateral to the extent required by applicable law, and in any event the Secured Party will be deemed to have exercised reasonable care if it exercises at least the same degree of care as it would exercise with respect to its own property. Except as specified in the preceding sentence, the Secured Party will have no duty with respect to Posted Collateral, including, without limitation, any duty to collect any Distributions, or enforce or preserve any rights pertaining thereto.
(b) ELIGIBILITY TO HOLD POSTED COLLATERAL; CUSTODIANS.
     (i) GENERAL. Subject to the satisfaction of any conditions specified in Paragraph 13 for holding Posted Collateral, the Secured Party will be entitled to hold Posted Collateral or to appoint an agent (a “Custodian”) to hold Posted Collateral for the Secured Party. Upon notice by the Secured Party to the Pledgor of the appointment of a Custodian, the Pledgor’s obligations to make any Transfer will be discharged by making the Transfer to that Custodian. The holding of Posted Collateral by a Custodian will be deemed to be the holding of that Posted Collateral by the Secured Party for which the Custodian is acting.
     (ii) FAILURE TO SATISFY CONDITIONS. If the Secured Party or its Custodian fails to satisfy any conditions for holding Posted Collateral, then upon a demand made by the Pledgor, the Secured Party will, not later than five Local Business Days after the demand, Transfer or cause its Custodian to Transfer all Posted Collateral held by it to a Custodian that satisfies those conditions or to the Secured Party if it satisfies those conditions.
     (iii) LIABILITY. The Secured Party will be liable for the acts or omissions of its Custodian to the same extent that the Secured Party would be liable hereunder for its own acts or omissions.
(c) USE OF POSTED COLLATERAL. Unless otherwise specified in Paragraph 13 and without limiting the rights and obligations of the parties under Paragraphs 3, 4(d)(ii), 5, 6(d) and 8, if the Secured Party is not a Defaulting Party or an Affected Party with respect to a Specified Condition and no Early Termination Date has occurred or been designated as the result of an Event of Default or Specified Condition with respect to the Secured Party, then the Secured Party will, notwithstanding Section 9-207 of the New York Uniform Commercial Code,

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have the right to:
     (i) sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business any Posted Collateral it holds, free from any claim or right of any nature whatsoever of the Pledgor, including any equity or right of redemption by the Pledgor; and
     (ii) register any Posted Collateral in the name of the Secured Party, its Custodian or a nominee for either.
For purposes of the obligation to Transfer Eligible Credit Support or Posted Credit Support pursuant to Paragraphs 3 and 5 and any rights or remedies authorized under this Agreement, the Secured Party will be deemed to continue to hold all Posted Collateral and to receive Distributions made thereon, regardless of whether the Secured Party has exercised any rights with respect to any Posted Collateral pursuant to (i) or (ii) above.
(d) DISTRIBUTIONS AND INTEREST AMOUNT.
     (i) DISTRIBUTIONS. Subject to Paragraph 4(a), if the Secured Party receives or is deemed to receive Distributions on a Local Business Day, it will Transfer to the Pledgor not later than the following Local Business Day any Distributions it receives or is deemed to receive to the extent that a Delivery Amount would not be created or increased by that Transfer, as calculated by the Valuation Agent (and the date of calculation will be deemed to be a Valuation Date for this purpose).
     (ii) INTEREST AMOUNT. Unless otherwise specified in Paragraph 13 and subject to Paragraph 4(a), in lieu of any interest, dividends or other amounts paid or deemed to have been paid with respect to Posted Collateral in the form of Cash (all of which may be retained by the Secured Party), the Secured Party will Transfer to the Pledgor at the times specified in Paragraph 13 the Interest Amount to the extent that a Delivery Amount would not be created or increased by that Transfer, as calculated by the Valuation Agent (and the date of calculation will be deemed to be a Valuation Date for this purpose). The Interest Amount or portion thereof not Transferred pursuant to this Paragraph will constitute Posted Collateral in the form of Cash and will be subject to the security interest granted under Paragraph 2.

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PARAGRAPH 7. EVENTS OF DEFAULT
For purposes of Section 5(a)(iii)(l) of this Agreement, an Event of Default will exist with respect to a party if:
     (i) that party fails (or fails to cause its Custodian) to make, when due, any Transfer of Eligible Collateral, Posted Collateral or the Interest Amount, as applicable, required to be made by it and that failure continues for two Local Business Days after notice of that failure is given to that party;
     (ii) that party fails to comply with any restriction or prohibition specified in this Annex with respect to any of the rights specified in Paragraph 6(c) and that failure continues for five Local Business Days after notice of that failure is given to that party; or
     (iii) that party fails to comply with or perform any agreement or obligation other than those specified in Paragraphs 7(i) and 7(ii) and that failure continues for 30 days after notice of that failure is given to that party.
PARAGRAPH 8. CERTAIN RIGHTS AND REMEDIES
(a) SECURED PARTY’S RIGHTS AND REMEDIES. If at any time (1) an Event of Default or Specified Condition with respect to the Pledgor has occurred and is continuing or (2) an Early Termination Date has occurred or been designated as the result of an Event of Default or Specified Condition with respect to the Pledgor, then, unless the Pledgor has paid in full all of its Obligations that are then due, the Secured Party may exercise one or more of the following rights and remedies:
     (i) all rights and remedies available to a secured party under applicable law with respect to Posted Collateral held by the Secured Party;
     (ii) any other rights and remedies available to the Secured Party under the terms of Other Posted Support, if any:
     (iii) the right to Set-off any amounts payable by the Pledgor with respect to any Obligations against any Posted Collateral or the Cash equivalent of any Posted Collateral held by the Secured Party (or any obligation of the Secured Party to Transfer that Posted Collateral); and

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     (iv) the right to liquidate any Posted Collateral held by the Secured Party through one or more public or private sales or other dispositions with such notice, if any, as may be required under applicable law, free from any claim or right of any nature whatsoever of the Pledgor, including any equity or right of redemption by the Pledgor (with the Secured Party having the right to purchase any or all of the Posted Collateral to be sold) and to apply the proceeds (or the Cash equivalent thereof) from the liquidation of the Posted Collateral to any amounts payable by the Pledgor with respect to any Obligations in that order as the Secured Party may elect.
Each party acknowledges and agrees that Posted Collateral in the form of securities may decline speedily in value and is of a type customarily sold on a recognized market, and, accordingly, the Pledgor is not entitled to prior notice of any sale of that Posted Collateral by the Secured Party, except any notice that is required under applicable law and cannot be waived.
(b) PLEDGOR’S RIGHTS AND REMEDIES. If at any time an Early Termination Date has occurred or been designated as the result of an Event of Default or Specified Condition with respect to the Secured Party, then (except in the case of an Early Termination Date relating to less than all Transactions (or Swap Transactions) where the Secured Party has paid in full all of its obligations that arc then due under Section 6(e) of this Agreement):
     (i) the Pledgor may exercise all rights and remedies available to a pledgor under applicable law with respect to Posted Collateral held by the Secured Party;
     (ii) the Pledgor may exercise any other rights and remedies available to the Pledgor under the terms of Other Posted Support, if any;
     (iii) the Secured Party will be obligated immediately to Transfer all Posted Collateral and the Interest Amount to the Pledgor; and
     (iv) to the extent that Posted Collateral or the Interest Amount is not so Transferred pursuant to (iii) above, the Pledgor may:
     (A) Set-off any amounts payable by the Pledgor with respect to any Obligations against any Posted Collateral or the Cash equivalent of any Posted Collateral held by the Secured Party (or any obligation of the Secured Party to Transfer that Posted Collateral); and

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     (B) to the extent that the Pledgor does not Set-off under (iv)(A) above, withhold payment of any remaining amounts payable by the Pledgor with respect to any Obligations, up to the Value of any remaining Posted Collateral held by the Secured Party, until that Posted Collateral is Transferred to the Pledgor.
(c) DEFICIENCIES AND EXCESS PROCEEDS. The Secured Party will Transfer to the Pledgor any proceeds and Posted Credit Support remaining after liquidation, Set-off and/or application under Paragraphs 8(a) and 8(b) after satisfaction in full of all amounts payable by the Pledgor with respect to any Obligations; the Pledgor in all events will remain liable for any amounts remaining unpaid after any liquidation, Set-off and/or application under Paragraphs 8(a) and 8(b).
(d) FINAL RETURNS. When no amounts are or thereafter may become payable by the Pledgor with respect to any Obligations (except for any potential liability under Section 2(d) of this Agreement), the Secured Party will Transfer to the Pledgor all Posted Credit Support and the Interest Amount, if any.
PARAGRAPH 9. REPRESENTATIONS
Each party represents to the other party (which representations will be deemed to be repeated as of each date on which it, as the Pledgor, Transfers Eligible Collateral) that:
     (i) it has the power to grant a security interest in and lien on any Eligible Collateral it Transfers as the Pledgor and has taken all necessary actions to authorize the granting of that security interest and lien;
     (ii) it is the sole owner of or otherwise has the right to Transfer all Eligible Collateral it Transfers to the Secured Party hereunder, free and clear of any security interest, lien, encumbrance or other restrictions other than the security interest and lien granted under Paragraph 2;
     (iii) upon the Transfer of any Eligible Collateral to the Secured Party under the terms of this Annex, the Secured Party will have a valid and perfected first priority security interest therein (assuming that any central clearing corporation or any third-party financial intermediary or other entity not within the control of the Pledgor involved in the Transfer of that Eligible Collateral gives the notices and takes the action required of it under applicable law for perfection of that interest); and
     (iv) the performance by it of its obligations under this Annex will not result in the creation of any security interest, hen or other encumbrance on any Posted Collateral other than the security interest and lien granted under Paragraph 2.

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PARAGRAPH 10. EXPENSES
(a) GENERAL. Except as otherwise provided in Paragraphs 10(b) and 10(c). each party will pay its own costs and expenses in connection with performing its obligations under this Annex and neither party will be liable for any costs and expenses incurred by the other party in connection herewith.
(b) POSTED CREDIT SUPPORT. The Pledgor will promptly pay when due all taxes, assessments or charges of any nature that are imposed with respect to Posted Credit Support held by the Secured Party upon becoming aware of the same, regardless of whether any portion of that Posted Credit Support is subsequently disposed of under Paragraph 6(c), except for those taxes, assessments and charges that result from the exercise of the Secured Party’s rights under Paragraph 6(c).
(c) LIQUIDATION/APPLICATION OF POSTED CREDIT SUPPORT. All reasonable costs and expenses incurred by or on behalf of the Secured Party or the Pledgor in connection with the liquidation and/or application of any Posted Credit Support under Paragraph 8 will be payable, on demand and pursuant to the Expenses Section of this Agreement, by the Defaulting Party or, if there is no Defaulting Party, equally by the parties.
PARAGRAPH 11. MISCELLANEOUS
(a) DEFAULT INTEREST. A Secured Party that fails to make, when due, any Transfer of Posted Collateral or the Interest Amount will be obligated to pay the Pledgor (to the extent permitted under applicable law) an amount equal to interest at the Default Rate multiplied by the Value of the items of property that were required to be Transferred, from (and including) the date that Posted Collateral or Interest Amount was required to be Transferred to (but excluding) the date of Transfer of that Posted Collateral or Interest Amount. This interest will be calculated on the basis of daily compounding and the actual number of days elapsed.
(b) FURTHER ASSURANCES. Promptly following a demand made by a party, the other party will execute, deliver, file and record any Financing statement, specific assignment or other document and take any other action that may be necessary or desirable and reasonably requested by that party to create, preserve, perfect or validate any security interest or lien granted under Paragraph 2, to enable that party to exercise or enforce its rights under this Annex with respect to Posted Credit Support or an Interest Amount or to effect or document a release of a

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security interest on Posted Collateral or an Interest Amount.
(c) FURTHER PROTECTION. The Pledgor will promptly give notice to the Secured Party of, and defend against, any suit, action, proceeding or lien that involves Posted Credit Support Transferred by the Pledgor or that could adversely affect the security interest and lien granted by it under Paragraph 2, unless that suit, action, proceeding or lien results from the exercise of the Secured Party’s rights under Paragraph 6(c).
(d) GOOD FAITH AND COMMERCIALLY REASONABLE MANNER. Performance of all obligations under this Annex, including, but not limited to, all calculations, valuations and determinations made by either party, will be made in good faith and in a commercially reasonable manner.
(e) DEMANDS AND NOTICES. All demands and notices made by a party under this Annex will be made as specified in the Notices Section of this Agreement, except as otherwise provided in Paragraph 13.
(f) SPECIFICATIONS OF CERTAIN MATTERS. Anything referred to in this Annex as being specified in Paragraph 13 also may be specified in one or more Confirmations or other documents and this Annex will be construed accordingly.
PARAGRAPH 12. DEFINITIONS
As used in this Annex:—
“CASH” means the lawful currency of the United States of America.
“CREDIT SUPPORT AMOUNT” has the meaning specified in Paragraph 3.
“CUSTODIAN” has the meaning specified in Paragraphs 6(b)(i) and 13.
“DELIVERY AMOUNT” has the meaning specified in Paragraph 3(a).

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“DISPUTING PARTY” has the meaning specified in Paragraph 5.
“DISTRIBUTIONS” means with respect to Posted Collateral other than Cash, all principal, interest and other payments and distributions of cash or other property with respect thereto, regardless of whether the Secured Party has disposed of that Posted Collateral under Paragraph 6(c). Distributions will not include any item of property acquired by the Secured Party upon any disposition or liquidation of Posted Collateral or, with respect to any Posted Collateral in the form of Cash, any distributions on that collateral, unless otherwise specified herein.
“ELIGIBLE COLLATERAL” means, with respect to a party, the items, if any, specified as such for that party in Paragraph 13.
“ELIGIBLE CREDIT SUPPORT” means Eligible Collateral and Other Eligible Support.
“EXPOSURE” means for any Valuation Date or other date for which Exposure is calculated and subject to Paragraph 5 in the case of a dispute, the amount, if any, that would be payable to a party that is the Secured Party by the other party (expressed as a positive number) or by a party that is the Secured Party to the other party (expressed as a negative number) pursuant to Section 6(e)(ii)(2)(A) of this Agreement as if all Transactions (or Swap Transactions) were being terminated as of the relevant Valuation Time; provided that Market Quotation will be determined by the Valuation Agent using its estimates at mid-market of the amounts that would be paid for Replacement Transactions (as that term is defined in the definition of “Market Quotation”).
“INDEPENDENT AMOUNT” means, with respect to a party, the amount specified as such for that party in Paragraph 13; if no amount is specified, zero.
“INTEREST AMOUNT” means, with respect to an Interest Period, the aggregate sum of the amounts of interest calculated for each day in that Interest Period on the principal amount of Posted Collateral in the form of Cash held by the Secured Party on that day, determined by the Secured Party for each such day as follows:
     (x) the amount of that Cash on that day; multiplied by
     (y) the Interest Rate in effect for that day; divided by
     (z) 360.

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“INTEREST PERIOD” means the period from (and including) the last Local Business Day on which an Interest Amount was Transferred (or, if no Interest Amount has yet been Transferred, the Local Business Day on which Posted Collateral in the form of Cash was Transferred to or received by the Secured Party) to (but excluding) the Local Business Day on which the current Interest Amount is to be Transferred.
“INTEREST RATE” means the rate specified in Paragraph 13.
“LOCAL BUSINESS DAY”, unless otherwise specified in Paragraph 13, has the meaning specified in the Definitions Section of this Agreement, except that references to a payment in clause (b) thereof will be deemed to include a Transfer under this Annex.
“MINIMUM TRANSFER AMOUNT” means, with respect to a party, the amount specified as such for that party in Paragraph 13; if no amount is specified, zero.
“NOTIFICATION TIME” has the meaning specified in Paragraph 13.
“OBLIGATIONS” means, with respect to a party, all present and future obligations of that party under this Agreement and any additional obligations specified for that party in Paragraph 13.
“OTHER ELIGIBLE SUPPORT” means, with respect to a party, the items, if any, specified as such for that party in Paragraph 13.
“OTHER POSTED SUPPORT” means all Other Eligible Support Transferred to the Secured Party that remains in effect for the benefit of that Secured Party.
“PLEDGOR” means either party, when that party (i) receives a demand for or is required to Transfer Eligible Credit Support under Paragraph 3(a) or (ii) has Transferred Eligible Credit Support under Paragraph 3(a).
“POSTED COLLATERAL” means all Eligible Collateral, other property, Distributions, and all proceeds thereof that have been Transferred to or received by the Secured Party under this Annex and not Transferred to the Pledgor pursuant to Paragraph 3(b), 4(d)(ii) or 6(d)(i) or released by the Secured Party under Paragraph 8. Any Interest Amount or portion thereof not Transferred pursuant to Paragraph 6(d)(ii) will constitute Posted Collateral in the form of Cash.
“POSTED CREDIT SUPPORT” means Posted Collateral and Other Posted Support.

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“RECALCULATION DATE” means the Valuation Date that gives rise to the dispute under Paragraph 5; provided, however, that if a subsequent Valuation Date occurs under Paragraph 3 prior to the resolution of the dispute, then the
“Recalculation Date” means the most recent Valuation Date under Paragraph 3.
“RESOLUTION TIME” has the meaning specified in Paragraph 13.
“RETURN AMOUNT” has the meaning specified in Paragraph 3(b).
“SECURED PARTY” means either party, when that party (i) makes a demand for or is entitled to receive Eligible Credit Support under Paragraph 3(a) or (ii) holds or is deemed to hold Posted Credit Support.
“SPECIFIED CONDITION” means, with respect to a party, any event specified as such for that party in Paragraph 13.
“SUBSTITUTE CREDIT SUPPORT” has the meaning specified in Paragraph 4(d)(i).
“SUBSTITUTION DATE” has the meaning specified in Paragraph 4(d)(ii).
“THRESHOLD” means, with respect to a party, the amount specified as such for that party in Paragraph 13; if no amount is specified, zero.
“TRANSFER” means, with respect to any Eligible Credit Support, Posted Credit Support or Interest Amount, and in accordance with the instructions of the Secured Party, Pledgor or Custodian, as applicable:
(i) in the case of Cash, payment or delivery by wire transfer into one or more bank accounts specified by the recipient;
(ii) in the case of certificated securities that cannot be paid or delivered by book-entry, payment or delivery in appropriate physical form to the recipient or its account accompanied by any duly executed instruments of transfer, assignments in blank, transfer tax stamps and any other documents necessary to constitute a legally valid transfer to the recipient;
(iii) in the case of securities that can be paid or delivered by book-entry, the giving of written instructions to the relevant depository institution or other entity specified by the recipient, together with a

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written copy thereof to the recipient, sufficient if complied with to result in a legally effective transfer of the relevant interest to the recipient; and
     (iv) in the case of Other Eligible Support or Other Posted Support, as specified in Paragraph 13.
“VALUATION AGENT” has the meaning specified in Paragraph 13.
“VALUATION DATE” means each date specified in or otherwise determined pursuant to Paragraph 13.
“VALUATION PERCENTAGE” means, for any item of Eligible Collateral, the percentage specified in Paragraph 13.
“VALUATION TIME” has the meaning specified in Paragraph 13.
“VALUE” means for any Valuation Date or other date for which Value is calculated and subject to Paragraph 5 in the case of a dispute, with respect to:
     (i) Eligible Collateral or Posted Collateral that is:
          (A) Cash, the amount thereof; and
          (B) a security, the bid price obtained by the Valuation Agent multiplied by the applicable Valuation Percentage, if any;
     (ii) Posted Collateral that consists of items that are not specified as Eligible Collateral, zero; and
     (iii) Other Eligible Support and Other Posted Support, as specified in Paragraph 13.

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CREDIT SUPPORT ANNEX
to the Schedule to the
Master Agreement
dated as of March 17, 2006,
between
J. ARON & COMPANY (“Aron”)
and
CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP
(“Counterparty”).
Paragraph 13. Elections and Variables
(a) Security Interest for “Obligations". The term “Obligations” as used in this Annex includes the following additional obligations:
With respect to Aron.: Not applicable.

With respect to Counterparty: Not applicable.
(b) Credit Support Obligations.
(i)	This Annex is amended to delete the definition of (and all references to) “Credit Support Amount” therein. This Annex is further amended by restating Paragraph 3 thereof to read in its entirety as follows

“Paragraph 3. Credit Support Obligations
(A)	“Delivery Amount”.
(i)	With respect to Mandatory Additional Collateral. Subject to Paragraphs 4 and 5, within two (2) Local Business Days of request by Aron under clause (j)(a) of Part 7, then Counterparty shall Transfer to Aron Eligible

Collateral or Other Eligible Support (collectively, “Eligible Credit Support”) having an aggregate Value as of the date of Transfer at least equal to the excess, if any, of the Covered Transactions Mark-to-Market Amount over the sum of the following: (i) the Required LC Amount; (ii) the Optional Additional Collateral, if any; and (iii) U.S.$25,000,000.

(ii)	With respect to Optional Additional Collateral. Subject to Paragraphs 4 and 5, at Counterparty’s election, Counterparty shall Transfer to Aron Eligible Credit Support in an amount sufficient order to facilitate additional Covered Transactions under Part 7(d)(1).
(B)	“Return Amount”
(i)	With respect to Mandatory Additional Collateral. If on any date the ratio of Consolidated Funded Indebtedness to Consolidated EBITDA is less than or equal to 3:75 to 1.0, then Aron will, within two (2) Local Business Days after receiving demand therefore (such demand to be accompanied by a certificate of a Financial Officer of Counterparty attesting to the ratio of Consolidated Funded Indebtedness to Consolidated EBITDA), Transfer to Counterparty Posted Credit Support specified by Counterparty in a demand having a Value equal to the Delivery Amount provided by Counterparty in Paragraph 3, Clause (A)(i).

(ii)	With respect to Optional Additional Collateral. Not applicable.
For purposes of this Credit Support Annex, terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the ISDA Master Agreement, dated as of March 17, 2006, between Aron and Counterparty.”
(ii) Eligible Collateral. The following items will qualify as “Eligible Collateral” for the party specified:

			Valuation
		Counterparty	Percentage

(A)	Cash	[X]	100%

(B)	Letters of credit from an Eligible Financial Institution	[X]	100%

			Valuation
		Counterparty	Percentage

	in the form set forth in Annex A hereto or such other form acceptable to Aron

(C)	Negotiable debt obligations issued by the U.S. Treasury Department having an original maturity at issuance of not more than one year (“Treasury Bills”) and maturing not more than 180 days from the date of Transfer by the Pledgor to the Secured Party	[X]	98.5%
(iii) Other Eligible Support. Any other mutually acceptable collateral will qualify as “Other Eligible Support” for either party.
(iv)	Thresholds.
(A) “Independent Amount” means with respect to Counterparty: US$0.00
(B) “Threshold” means with respect to Counterparty: Not Applicable
(C) “Minimum Transfer Amount” means with respect to Counterparty: US$25,000.
(D) Rounding. The Delivery Amount and the Return Amount will be rounded up and down to the nearest integral multiple of US$10,000, respectively.
(c) Valuation and Timing.
(i) “Value” with respect to Eligible Credit Support shall be the “Value” thereof determined in accordance with the definition of such term in Part 7.
(ii) “Valuation Agent” means, for the purposes of Paragraphs 3 and 5, the party making the demand under Paragraph 3, and for the purposes of Paragraph 6(d), the Secured Party receiving or deemed to receive the Distributions or the Interest Amount, as applicable; provided however, that in all cases, if an Event of Default has occurred and is continuing with respect to the party designated as the Valuation Agent, then in such case, and for so long as the Event of Default continues, the Non-defaulting Party (either Aron or Counterpary) will be the Valuation Agent.
(ii) “Valuation Date” means each New York Business Day (as defined below) which, if treated as a Valuation Date, would result in a Delivery Amount or a Return Amount. A notice of the Valuation Agent’s calculations may be combined with a demand for a Delivery Amount or a Return Amount.
(iii) “Valuation Time” means the close of business in New York City on the Valuation Date; provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.
(iv) “Notification Time” means 12:00 noon, New York time, on a New York Business Day. Notwithstanding Paragraph 4(b), if on any New York Business Day a demand for Transfer of Eligible Credit Support or Posted Credit Support is made by the Notification Time, then the relevant Transfer will be made by the close of business on that New York Business Day and, if any such demand is made after the Notification Time, the relevant Transfer will be made by the close of business on the next New York Business Day.
(v) “New York Business Day” means a Local Business Day in New York City.
(d) Conditions Precedent and Secured Party’s Rights and Remedies. The following Termination Event(s) will be a “Specified Condition” for the party specified (that party being the Affected Party if the Termination Event occurs with respect to that party):

	Aron	Counterparty

Illegality	[x]	[x]
Tax Event	[ ]	[ ]
Tax Event Upon Merger	[ ]	[ ]
Credit Event Upon Merger	[x]	[x]
Additional Termination Event(s):	[ ]	[ ]
(e)	Substitution.
(i) “Substitution Date” has the meaning specified in Paragraph 4(d)(ii).
(ii) Consent. If specified here as applicable, then the Pledgor must obtain the Secured Party’s consent for any substitution pursuant to Paragraph 4(d): Inapplicable.
(f)	Dispute Resolution.
(i) “Resolution Time” means 1:00 p.m., New York time, on the Local Business Day following the date on which notice of the dispute is given under Paragraph 5.

(ii) “Value”. For purposes of Paragraphs 5(i)(c) and 5(ii), disputes over Value will be resolved by the Valuation Agent seeking three mid-market quotes as of the relevant Valuation Date or date of Transfer from parties that regularly act as dealers in the securities or other property in question. The Value will be the arithmetic mean of the quotes received by the Valuation Agent.
(iii) “Alternative”. The provisions of Paragraph 5 will apply; provided, however, that pending the resolution of the dispute, Transfer of the undisputed Value of Eligible Credit Support or Posted Credit Support involved in the relevant demand will be due as provided in paragraph 5 if the demand is given by the Notification Time but will be due on the Second Local Business Day after the demand if the demand is given after the Notification Time. The parties agree that the mechanisms herein providing for resolution of disputes shall not be used if the amount in dispute does not exceed US$500,000.
(g) Holding and Using Posted Collateral.
(i) Eligibility to Hold Posted Collateral; Custodians. Aron and its Custodian will be entitled to hold Posted Collateral pursuant to Paragraph 6(b); provided that the following conditions applicable to it are satisfied:
(1) Aron is not a Defaulting Party and there is no Specified Condition that has occurred or is continuing with respect to Aron.
(2) Posted Collateral may be held only in the United States.
Initially, the Custodian for Aron is Goldman Sachs & Co.
(ii) Use of Posted Collateral. The provisions of Paragraph 6(c) will apply to each party.
(h) Distributions and Interest Amount.
(i) Interest Rate. The “Interest Rate” will be the Federal Funds (Effective) rate minus 25 basis points as displayed on Telerate page 120. Notwithstanding anything herein to the contrary, each calendar month shall be an “Interest Period.”
(ii) Transfer of Interest Amount. The Transfer of the Interest Amount will be made on the third New York Business Day following the end of each Interest Period and on termination pursuant to Section 6 of this Agreement.
(iii) Alternative to Interest Amount. The provisions of Paragraph 6(d)(ii) will apply.
(i) Additional Representations. none.
(j) Other Eligible Support and Other Posted Support. Not applicable.

(k) Demands and Notices.
All demands, specifications and notices under this Annex will be made pursuant to the Notices Section of this Agreement, unless otherwise specified here:

Aron:	as specified in Part 4 of the Schedule to the Agreement.

Counterparty:	as specified in Part 4 of the Schedule to the Agreement.
(l) Addresses for Transfers.

Aron:	as notified in writing from time to time.

Counterparty:	as notified in writing from time to time.
(m) Other Provisions.
(i) In Paragraph 4(d)(ii), the phrase “(or less than, but as close as practicable to)” shall be inserted in the second-to-last line after the words “equal to.”
(ii) Paragraph 7 is amended as follows: In clause (iii), the words “under this Annex” are inserted on line 1 after the words “or obligation” and the reference to “30 days” shall be “15 days.”
(iii) Paragraph 8(a) is amended as follows: In the second line, the words “Early Termination Period has commenced or an” are inserted before the term “Early Termination Date,” and on the fourth-from-last line, the words “or commodities” are inserted after the phrase “in the form of securities.”
(iv) Paragraph 1(b) is deleted and replaced by the following:
     “(b) Secured Party and Pledgor. All references in this Annex to the ‘Secured Party’ will be to Aron and all corresponding references to the ‘Pledgor’ will be to Counterparty; provided, however, that if Other Posted Support is held by a party to this Annex, all references herein to that party as the Secured Party with respect to that Other Posted Support will be to that party as the beneficiary thereof and will not subject that support or that party as beneficiary thereof to provisions of law generally relating to security interest and secured parties.”
(v) Modifications to Paragraph 12. The following definitions of “Pledgor” and “Secured Party” are substituted for the definitions of those terms contained in Paragraph 12 of this Annex:

     ‘Pledgor’ means Counterparty, when that party (i) receives a demand for or is required to Transfer Eligible Credit Support under Paragraph 3(a) or (ii) has Transferred Eligible Credit Support under Paragraph 3(a).
     ‘Secured Party’ means Aron, when that party (i) makes a demand for or is entitled to receive Eligible Credit Support under Paragraph 3(a) or (ii) holds or is deemed to hold Posted Collateral.”
(vi) Counterparty, Aron and Goldman, Sachs & Co. (“GS&Co.”) hereby agree that Posted Credit Support may be held by GS&Co. as agent and securities intermediary on behalf of Aron. Counterparty acknowledges and GS&Co. agrees that GS&Co. will take only such actions with respect to such Posted Credit Support as Aron shall direct (including, but not limited to, instructions from Aron directing transfer of Posted Credit Support in circumstances prescribed by the provisions of this Annex), and in no event shall any consent of Counterparty be required for the taking of any such action by GS&Co.

CALUMET LUBRICANTS CO.,		J. ARON & COMPANY
LIMITED PARTNERSHIP
By: Calumet LP GP, LLC,
Its General Partner

By:	/s/ R. Patrick Murray, II	By:	/s/ Colleen Foster

Name:	R. Patrick Murray, II	Name:	Colleen Foster
Title:	Vice President and Chief Financial Officer	Title:	Managing Director

GOLDMAN SACHS & CO.,
solely in its capacity as an agent and securities intermediary of J. Aron & Company with respect to Paragraph 13(m)(vi) hereof

		By:	/s/ Colleen Foster

		Name:	Colleen Foster
		Title:	Managing Director

Annex A
[Form of Letter of Credit Attached]